Exhibit 10.17
SECURITY AGREEMENT
This Security Agreement is made as of August 31, 2007 by and among KALLINA CORPORATION, a Delaware corporation (“Lender”), DIGITAL ANGEL CORPORATION, a Delaware corporation (the “Parent”), and each party listed on Exhibit A attached hereto (each an “Eligible Subsidiary” and collectively, the “Eligible Subsidiaries”) the Parent and each Eligible Subsidiary, each a “Company” and collectively, the “Companies”).
BACKGROUND
The Companies have requested that Lender make advances available to the Companies; and
Lender has agreed to make such advances on the terms and conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and undertakings and the terms and conditions contained herein, the parties hereto agree as follows:
1. General Definitions and Terms; Rules of Construction.
(a) General Definitions. Capitalized terms used in this Agreement shall have the meanings assigned to them in Annex A.
(b) Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with GAAP and all financial computations shall be computed, unless specifically provided herein, in accordance with GAAP consistently applied.
(c) Other Terms. All other terms used in this Agreement and defined in the UCC, shall have the meaning given therein unless otherwise defined herein.
(d) Rules of Construction. All Schedules, Addenda, Annexes and Exhibits hereto or expressly identified to this Agreement are incorporated herein by reference and taken together with this Agreement constitute but a single agreement. The words “herein”, “hereof” and “hereunder” or other words of similar import refer to this Agreement as a whole, including the Exhibits, Addenda, Annexes and Schedules thereto, as the same may be from time to time amended, modified, restated or supplemented, and not to any particular section, subsection or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. The term “or” is not exclusive. The term “including” (or any form thereof) shall not be limiting or exclusive. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references in this Agreement or in the Schedules, Addenda, Annexes and Exhibits to this Agreement to sections, schedules, disclosure schedules, exhibits, and attachments shall refer to the corresponding sections, schedules, disclosure schedules, exhibits, and attachments of or to this Agreement. All references to any instruments or agreements, including references to any of this Agreement or the Ancillary Agreements shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.
2. Loan Facility.
(a) Loans.
(i) Subject to the terms and conditions set forth herein and in the Ancillary Agreements, Lender may make loans (the “Loans”) to the Companies from time to time during the Term which, in the aggregate at any time outstanding, will not exceed the lesser of (x) (I) the Capital Availability Amount minus (II) such reserves as Lender may deem proper and necessary from time to time in its commercially reasonable judgment (the “Reserves”) and (y) an amount equal to (I) the Accounts Availability plus (II) the Inventory Availability, minus (III) the Reserves. The amount derived at any time from Section 2(a)(i)(y)(I) plus Section 2(a)(i)(y)(II) minus 2(a)(i)(y)(III) shall be referred to as the “Formula Amount.” The Companies shall, jointly and severally, execute and deliver to Lender on the Closing Date the Note evidencing the Loans funded on the Closing Date. The Companies hereby each acknowledge and agree that Lender’s obligation to purchase the Note from the Companies on the Closing Date shall be contingent upon the satisfaction (or waiver by Lender) of the items and matters set forth in the closing checklist provided by Lender to the Companies on or prior to the Closing Date. The Companies hereby each further acknowledge and agree that, immediately prior to each borrowing hereunder and immediately after giving effect thereto, the Companies shall be deemed to have certified to Lender that at the time of each such proposed borrowing and also after giving effect thereto (i) there shall exist no Event of Default, (ii) all representations, warranties and covenants made by the Companies in connection with this Agreement and the Ancillary Agreements are true, correct and complete in all material respects and (iii) all of each Company’s and its respective Subsidiaries’ covenant requirements under this Agreement and the Ancillary Agreements have been met in all material respects. The Companies hereby agree to provide a certificate confirming the foregoing concurrently with each request for a borrowing hereunder.
(ii) Notwithstanding the limitations set forth above, if requested by any Company, Lender retains the right to lend to such Company from time to time such amounts in excess of such limitations as Lender may determine in its sole discretion (each, a “Permitted Overadvance”). In connection with each such request by one or more Companies, the Companies shall be deemed to have certified, as of the time of such proposed borrowing and immediately after giving effect thereto, to the satisfaction of all Overadvance Conditions. For purposes hereof, “Overadvance Conditions” means (i) no Event of Default shall exist and be continuing as of such date; (ii) all representations, warranties and covenants made by the Companies in connection with the Security Agreement and the Ancillary Agreements shall be true, correct and complete in all material respects as of such date; and (iii) the Companies and their respective Subsidiaries shall have taken all action necessary to grant Lender “control” over all of the Companies’ and their respective Subsidiaries’ Deposit Accounts (the “Control

Accounts”), with any agreements establishing “control” to be in form and substance satisfactory to Lender. “Control” over such Control Accounts shall be released upon the indefeasible repayment in full and termination of the Permitted Overadvance (together with all accrued interest and fees which remain unpaid in respect thereof). The Companies hereby agree to provide a certificate confirming the satisfaction of the Overadvance Conditions concurrently with the request for same.
(iii) If any interest, fees, costs or charges payable to Lender hereunder are not paid when due, each of the Companies shall thereby be deemed to have requested, and Lender is hereby authorized at its discretion to make and charge to the Companies’ account, a Loan as of such date in an amount equal to such unpaid interest, fees, costs or charges.
(iv) If any Company at any time fails to perform or observe any of the covenants contained in this Agreement or any Ancillary Agreement, Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of such Company (or, at Lender’s option, in Lender’s name) and may, but need not, take any and all other actions which Lender may deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the performance of obligations owed to Account Debtors, lessors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments). The amount of all monies expended and all costs and expenses (including attorneys’ fees and legal expenses) incurred by Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by Lender shall be charged to the Companies’ account as a Loan and added to the Obligations. To facilitate Lender’s performance or observance of such covenants by each Company, each Company hereby irrevocably appoints Lender, or Lender’s delegate, acting alone, as such Company’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of such Company any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by such Company.
(v) Lender will account to Company Agent monthly with a statement of all Loans and other advances, charges and payments made pursuant to this Agreement, and such account rendered by Lender shall be deemed final, binding and conclusive unless Lender is notified by Company Agent in writing to the contrary within thirty (30) days of the date each account was rendered specifying the item or items to which objection is made.
(vi) During the Term, the Companies may borrow and prepay Loans in accordance with the terms and conditions hereof.
(vii) (x) If any Eligible Account is not paid by the Account Debtor within ninety (90) days after the date that such Eligible Account was invoiced or within 180 days if such Eligible Account is covered by credit default insurance acceptable to the Lender or (y) if any Account Debtor asserts a deduction, dispute, contingency, set-off, or counterclaim with respect to any Eligible Account, (each, a “Delinquent Account”), the Companies shall jointly and severally (i) reimburse Lender for the amount of the Loans made with respect to such Delinquent Account or (ii) immediately replace such Delinquent Account with an otherwise Eligible Account.

3. Repayment of the Loans. The Companies (a) may prepay the Obligations from time to time in accordance with the terms and provisions of the Note (and Section 17 hereof if such prepayment is due to a termination of this Agreement); (b) shall repay on the expiration of the Term (i) the then aggregate outstanding principal balance of the Loans together with accrued and unpaid interest, fees and charges and; (ii) all other amounts owed Lender under this Agreement and the Ancillary Agreements; and (c) absent approval of Permitted Overadvance by Lender pursuant to Section 2(a)(ii), shall repay on any day on which the then aggregate outstanding principal balance of the Loans are in excess of the Formula Amount at such time, Loans in an amount equal to such excess and (d) shall repay any Permitted Overadvance on the date specified by Lender upon approval of such Permitted Overadvance. Any payments of principal, interest, fees or any other amounts payable hereunder or under any Ancillary Agreement shall be made prior to 12:00 noon (New York time) on the due date thereof in immediately available funds.
4. Procedure for Loans. Company Agent may by written notice request a borrowing of Loans prior to 12:00 noon (New York time) on the Business Day of its request to incur, on the next Business Day, a Loan. Together with each request for a Loan (or at such other intervals as Lender may request), Company Agent shall deliver to Lender a Borrowing Base Certificate in the form of Exhibit B attached hereto, which shall be certified as true and correct by the Chief Executive Officer or Chief Financial Officer, Corporate Controller or Animal Applications Segment Corporate Controller of Company Agent together with all supporting documentation relating thereto. All Loans shall be disbursed from whichever office or other place Lender may designate from time to time and shall be charged to the Companies’ account on Lender’s books. The proceeds of each Loan made by Lender shall be made available to Company Agent on the Business Day following the Business Day so requested in accordance with the terms of this Section 4 by way of credit to the applicable Company’s operating account maintained with such bank as Company Agent designated to Lender. Any and all Obligations due and owing hereunder may be charged to the Companies’ account and shall constitute Loans.
5. Interest and Payments.
(a) Interest.
(i) Except as modified by Section 5(a)(iii) below, the Companies shall jointly and severally pay interest at the Contract Rate on the unpaid principal balance of each Loan until such time as such Loan is collected in full in good funds in dollars of the United States of America.
(ii) Interest and payments shall be computed on the basis of actual days elapsed in a year of 360 days. At Lender’s option, Lender may charge the Companies’ account for said interest.
(iii) Effective upon the occurrence of any Event of Default and for so long as any Event of Default shall be continuing, the Contract Rate shall automatically be increased as set forth in the Note (such increased rate, the “Default Rate”), and all outstanding Obligations, including unpaid interest, shall continue to accrue interest from the date of such Event of Default at the Default Rate applicable to such Obligations.

(iv) In no event shall the aggregate interest payable hereunder or under the Note exceed the maximum rate permitted under any applicable law or regulation, as in effect from time to time (the “Maximum Legal Rate”), and if any provision of this Agreement or any Ancillary Agreement is in contravention of any such law or regulation, interest payable under this Agreement and each Ancillary Agreement shall be computed on the basis of the Maximum Legal Rate (so that such interest will not exceed the Maximum Legal Rate).
(v) The Companies shall jointly and severally pay principal, interest and all other amounts payable hereunder, or under any Ancillary Agreement, without any deduction whatsoever, including any deduction for any set-off or counterclaim.
(b) Payment; Certain Closing Conditions.
(i) Payment. Upon execution of this Agreement by each Company and Lender, the Companies shall jointly and severally pay to Laurus Capital Management, LLC, the investment manager of Lender (“LCM”), a non-refundable payment in an amount equal to $237,692.30 plus outside counsel fees, which payment is intended to defray certain of LCM’s due diligence, legal and other expenses incurred in connection with the entering into of this Agreement and the Ancillary Agreements and all related matters. All amounts required to be paid under this Section 5(b)(i) will be paid on the Closing Date.
(ii) Overadvance Payment. Without affecting Lender’s rights hereunder in the event the Loans exceed the Formula Amount and such excess is not a Permitted Overadvance (each such event, an “Unpermitted Overadvance”), the amounts which the Unpermitted Overadvance exceeds the Formula Amount (the “Overadvance Amount”) all such Overadvances shall bear additional interest at a rate equal to two percent (2%) per annum for all times that the Overadvance Amount shall be in excess of the Formula Amount. All interest amounts that are incurred pursuant to this Section 5(b)(ii) shall be due and payable by the Companies monthly, in arrears, on the first business day of each calendar month and upon expiration of the Term.
(iii) Financial Information Default. Without affecting Lender’s other rights and remedies, in the event any Company fails to deliver the financial information required by Section 11 on or before the date required by this Agreement, the Companies shall jointly and severally pay Lender an aggregate fee in the amount of $500.00 per week (or portion thereof) for each such failure until such failure is cured to Lender’s satisfaction or waived in writing by Lender. All amounts that are incurred pursuant to this Section 5(b)(iii) shall be due and payable by the Companies monthly, in arrears, on the first business of each calendar month and upon expiration of the Term.

6. Security Interest.
(a) To secure the prompt payment to Lender of the Obligations, each Company hereby assigns, pledges and grants to Lender a continuing security interest in and Lien upon all of the Collateral. All of each Company’s Books and Records relating to the Collateral shall, until delivered to or removed by Lender, be kept by such Company in trust for Lender until all Obligations have been paid in full. Each confirmatory assignment schedule or other form of assignment hereafter executed by each Company shall be deemed to include the foregoing grant, whether or not the same appears therein.
(b) Each Company hereby (i) authorizes Lender to file any financing statements, continuation statements or amendments thereto that (x) indicate the Collateral (1) as all assets and personal property of such Company or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (2) as being of an equal or lesser scope or with greater detail, and (y) contain any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment and (ii) ratifies its authorization for Lender to have filed any initial financial statements, or amendments thereto if filed prior to the date hereof. Each Company acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of Lender and agrees that it will not do so without the prior written consent of Lender, subject to such Company’s rights under Section 9-509(d)(2) of the UCC.
(c) Upon termination of this Agreement for an Event of Default (taking into consideration any period for the cure of any breach or Event of Default), each Company hereby grants to Lender an irrevocable, non-exclusive license (exercisable only during the continuance of an Event of Default without payment of royalty or other compensation to such Company) to use, transfer, license or sublicense any Intellectual Property now owned, licensed to, or hereafter acquired by such Company, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer and automatic machinery software and programs used for the compilation or printout thereof, and represents, promises and agrees, subject to the proviso below, that any such license or sublicense is not and will not be in conflict with the contractual or commercial rights of any third Person; provided, that such license is subject to and expressly excludes any Intellectual Property that is the subject of the exclusive licenses and international distributorship agreements and any third party Intellectual Property to which the Companies do not have the right to sublicense; and provided that such license or other transfer will terminate on the termination of this Agreement and the payment in full of all Obligations under the Note.
7. Representations, Warranties and Covenants Concerning the Collateral. Each Company represents, warrants (each of which such representations and warranties shall be deemed to be true and correct in all material respects upon the making of each request for a Loan and as of the time of each and every Loan hereunder, subject to the terms of this Agreement) and covenants as follows:
(a) Except as set forth in Schedule 7(a), all of the Collateral (i) is owned by it free and clear of all Liens (including any claims of infringement) except those in Lender’s favor and Permitted Liens and (ii) is not subject to any agreement prohibiting the granting of a Lien or requiring notice of or consent to the granting of a Lien.

(b) it shall not encumber, mortgage, pledge, assign or grant any Lien in any Collateral or any other assets to anyone other than Lender and except for Permitted Liens.
(c) the Liens granted pursuant to this Agreement, upon due completion of the filings of UCC-1 financing statements in respect of each grantor of such Liens in the applicable filing offices of the states of organization of such grantor and the completion of the other filings and actions listed on Schedule 7(c) (which, in the case of all filings and other documents referred to in said Schedule, have been delivered to Lender in duly executed form) constitute valid perfected security interests in all of the Collateral in favor of Lender as security for the prompt and complete payment and performance of the Obligations, enforceable in accordance with the terms hereof against any and all of its creditors and purchasers and such security interest is prior to all other Liens in existence on the date hereof, other than Permitted Liens.
(d) no effective security agreement, mortgage, deed of trust, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is or will be on file or of record in any public office, except those relating to Permitted Liens.
(e) it shall not dispose of any of the Collateral whether by sale, lease or otherwise except for the sale of Inventory in the ordinary course of business and for the disposition or transfer in the ordinary course of business during any fiscal year of obsolete and worn-out Equipment having an aggregate fair market value of not more than $100,000 and only to the extent that (i) the proceeds of any such disposition are used to acquire replacement Equipment which is subject to Lender’s first priority security interest (subject to Permitted Liens) or are used to repay Loans or to pay general corporate expenses, or (ii) following the occurrence of an Event of Default which continues to exist the proceeds of which are remitted to Lender to be held as cash collateral for the Obligations.
(f) it shall defend the right, title and interest of Lender in and to the Collateral against the claims and demands of all Persons whomsoever, and take such actions, including (i) all actions necessary to grant Lender “control” of any Investment Property, Deposit Accounts, Letter-of-Credit Rights or electronic Chattel Paper owned by it, with any agreements establishing control to be in form and substance satisfactory to Lender, (ii) the prompt (but in no event later than five (5) Business Days following Lender’s request therefor) delivery to Lender of all original Instruments, Chattel Paper, negotiable Documents and certificated Stock owned by it (in each case, accompanied by stock powers, allonges or other instruments of transfer executed in blank), (iii) notification of Lender’s interest in Collateral at Lender’s request, and (iv) the institution of litigation against third parties as shall be prudent in order to protect and preserve its and/or Lender’s respective and several interests in the Collateral.
(g) it shall promptly, and in any event within five (5) Business Days after the same is acquired by it, notify Lender of any commercial tort claim (as defined in the UCC) acquired by it and unless otherwise consented by Lender, it shall enter into a supplement to this Agreement granting to Lender a Lien in such commercial tort claim.

(h) it shall place notations upon its Books and Records and any of its financial statements to disclose Lender’s Lien in the Collateral.
(i) if it retains possession of any Chattel Paper or Instrument with Lender’s consent, upon Lender’s request such Chattel Paper and Instruments shall be marked with the following legend: “This writing and obligations evidenced or secured hereby are subject to the security interest of Kallina Corporation” Notwithstanding the foregoing, upon the reasonable request of Lender, such Chattel Paper and Instruments shall be delivered to Lender.
(j) it shall perform in a reasonable time all other steps requested by Lender to create and maintain in Lender’s favor a valid perfected first Lien in all Collateral subject only to Permitted Liens.
(k) it shall notify Lender promptly and in any event within three (3) Business Days after obtaining knowledge thereof (i) of any event or circumstance that, to its knowledge, would cause Lender to consider any then existing Account and/or Inventory as no longer constituting an Eligible Account or Eligible Inventory, as the case may be; (ii) of any material delay in its performance of any of its obligations to any Account Debtor; (iii) of any assertion by any Account Debtor of any material claims, offsets or counterclaims; (iv) of any allowances, credits and/or monies granted by it to any Account Debtor; (v) of all material adverse information relating to the financial condition of an Account Debtor; (vi) of any material return of goods; and (vii) of any loss, damage or destruction of any of the Collateral.
(l) all Eligible Accounts (i) represent complete bona fide transactions which require no further act under any circumstances on its part to make such Accounts payable by the Account Debtors, (ii) are not subject to any present, future contingent offsets or counterclaims, and (iii) do not represent bill and hold sales, consignment sales, guaranteed sales, sale or return or other similar understandings or obligations of any Affiliate or Subsidiary of such Company. It has not made, nor will it make, any agreement with any Account Debtor with respect to any Eligible Account for any extension of time for the payment of any Eligible Account, any compromise or settlement for less than the full amount thereof, any release of any Account Debtor from liability therefor, or any deduction therefrom except a discount or allowance for prompt or early payment allowed by it in the ordinary course of its business consistent with historical practice and as previously disclosed to Lender in writing.
(m) it shall keep and maintain its Equipment in good operating condition, except for ordinary wear and tear, and shall make all necessary repairs and replacements thereof so that the value and operating efficiency shall at all times be maintained and preserved. It shall not permit any such items to become a Fixture to real estate or accessions to other personal property.
(n) it shall maintain and keep all of its Books and Records concerning the Collateral at its executive offices listed in Schedule 12(aa).

(o) it shall maintain and keep the tangible Collateral at the addresses listed in Schedule 12(aa), provided, that it may change such locations or open a new location, provided that it provides Lender at least thirty (30) days prior written notice of such changes or new location and (ii) prior to such change or opening of a new location where Collateral having a value of more than $250,000 will be located, it executes and delivers to Lender such agreements deemed reasonably necessary or prudent by Lender, including landlord agreements, mortgagee agreements and warehouse agreements, each in form and substance satisfactory to Lender, to adequately protect and maintain Lender’s security interest in such Collateral.
(p) Schedule 7(p) lists all banks and other financial institutions at which it maintains deposits and/or other accounts, and such Schedule correctly identifies the name, address and telephone number of each such depository, the name in which the account is held, a description of the purpose of the account, and the complete account number. It shall not establish any depository or other bank account with any financial institution (other than the accounts set forth on Schedule 7(p)) without Lender’s prior written consent.
(q) All Inventory manufactured by it in the United States of America shall be produced in accordance with the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto or promulgated thereunder.
8. Payment of Accounts.
(a) Each Company will irrevocably direct all of its present and future Account Debtors and other Persons obligated to make payments constituting Collateral to make such payments directly to the lockboxes maintained by such Company (the “Lockboxes”) with [North Fork] Bank or such other financial institution accepted by Lender in writing as may be selected by such Company (the “Lockbox Bank”) pursuant to the terms of the certain agreements among one or more Companies, Lender and/or the Lockbox Bank dated as of [  _____  , 200  _____  ]. On or prior to the Closing Date, each Company shall and shall cause the Lockbox Bank to enter into all such documentation acceptable to Lender pursuant to which, among other things, the Lockbox Bank agrees to: (a) sweep the Lockbox on a daily basis and deposit all checks received therein to an account designated by Lender in writing and (b) comply only with the instructions or other directions of Lender concerning the Lockbox. All of each Company’s invoices, account statements and other written or oral communications directing, instructing, demanding or requesting payment of any Account of any Company or any other amount constituting Collateral shall conspicuously direct that all payments be made to the Lockbox or such other address as Lender may direct in writing. If, notwithstanding the instructions to Account Debtors, any Company receives any payments, such Company shall immediately remit such payments to Lender in their original form with all necessary endorsements. Until so remitted, such Company shall hold all such payments in trust for and as the property of Lender and shall not commingle such payments with any of its other funds or property.
(b) At Lender’s election, following the occurrence of an Event of Default which is continuing, Lender may notify each Company’s Account Debtors of Lender’s security interest in the Accounts, collect them directly and charge the collection costs and expenses thereof to Company’s and the Eligible Subsidiaries joint and several account.

9. Collection and Maintenance of Collateral.
(a) Lender may verify each Company’s Accounts from time to time, but not more often than once every three (3) months, unless an Event of Default has occurred and is continuing, utilizing an audit control company or any other agent of Lender.
(b) Proceeds of Accounts received by Lender will be deemed received on the Business Day after Lender’s receipt of such proceeds in good funds in dollars of the United States of America to an account designated by Lender. Any amount received by Lender after 12:00 noon (New York time) on any Business Day shall be deemed received on the next Business Day.
(c) As Lender receives the proceeds of Accounts of any Company, it shall (i) apply such proceeds, as required, to amounts outstanding under the Note, and (ii) remit all such remaining proceeds (net of interest, fees and other amounts then due and owing to Lender hereunder) to Company Agent (for the benefit of the applicable Companies) upon request (but no more often than twice a week). Notwithstanding the foregoing, following the occurrence and during the continuance of an Event of Default, Lender, at its option, may (a) apply such proceeds to the Obligations in such order as Lender shall elect, (b) hold all such proceeds as cash collateral for the Obligations and each Company hereby grants to Lender a security interest in such cash collateral amounts as security for the Obligations and/or (c) do any combination of the foregoing.
10. Inspections and Appraisals. At all times during normal business hours, Lender, and/or any agent of Lender shall have the right to (a) have access to, visit, inspect, review, evaluate and make physical verification and appraisals of each Company’s properties and the Collateral, (b) inspect, audit and copy (or take originals if necessary) and make extracts from each Company’s Books and Records, including management letters prepared by the Accountants, and (c) discuss with each Company’s directors, principal officers, and independent accountants, each Company’s business, assets, liabilities, financial condition, results of operations and business prospects. Each Company will deliver to Lender any instrument necessary for Lender to obtain records from any service bureau maintaining records for such Company. If any internally prepared financial information, including that required under this Section is unsatisfactory in any manner to Lender, Lender may request that the Accountants review the same.
11. Financial Reporting. Company Agent will deliver, or cause to be delivered, to Lender each of the following, which shall be in form and detail acceptable to Lender:
(a) As soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Parent the Parent’s audited financial statements with a report of independent certified public accountants of recognized standing selected by the Parent and reasonably acceptable to Lender (the “Accountants”), which annual financial statements shall be without qualification and shall include each of the Parent’s and each of its Subsidiaries’ balance sheet as at the end of such fiscal year and the related statements of each of the Parent’s and each of its Subsidiaries’ income, retained earnings and cash flows for the fiscal year then ended, prepared on a consolidating and consolidated basis to include the Parent, each Subsidiary of the Parent and each of their respective affiliates, prepared in accordance with

GAAP, together with (i) if and when available, copies of any management letters prepared by the Accountants; and (ii) a certificate of the Parent’s President, Chief Executive Officer or Chief Financial Officer stating that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto; provided, however that if the ADSX Merger is consummated, then the Company shall deliver audited annual financials statements of Applied Digital which shall include consolidated and consolidating balance sheets as at the end of such fiscal year and results of operations for the fiscal year then ended for each of the Applied Digital subsidiaries, including the Parent, with a report of independent certified public accountants of recognized standing selected by Applied Digital and reasonably acceptable to Lender which annual financial statements shall be without qualification, all in reasonable detail and prepared in accordance with GAAP, together with (i) if and when available, copies of any management letters prepared by the Accountants; and (ii) a certificate of the Applied Digital’s President, Chief Executive Officer or Chief Financial Officer stating that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto
(b) As soon as available and in any event within forty five (45) days after the end of each fiscal quarter of the Parent, an unaudited/internal balance sheet and statements of income, retained earnings and cash flows of each of the Parent’s and each of its Subsidiaries’ as at the end of and for such quarter and for the year to date period then ended, prepared on a consolidating and consolidated basis to include the Parent, each Subsidiary of the Parent and each of their respective affiliates, all prepared in accordance with GAAP, subject to year-end adjustments and accompanied by a certificate of the Parent’s President, Chief Executive Officer or Chief Financial Officer, stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto; ; provided, however that if the ADSX Merger is consummated, then the Company shall deliver unaudited/internal balance sheet and statements of income, retained earnings and cash flows of Applied Digital which shall include consolidated and consolidating balance sheets as at the end of such fiscal quarter and results of operations for the fiscal quarter then ended for each of the Applied Digital subsidiaries, including the Parent, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end adjustments and accompanied by a certificate of Applied Digital’s President, Chief Executive Officer or Chief Financial Officer, stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto;
(c) As soon as available and in any event within thirty (30) days after the end of each calendar month, an unaudited/internal balance sheet and statements of income, retained earnings of each of the Parent and its Eligible Subsidiaries as at the end of and for such month and for the year to date period then ended, prepared on a consolidating and consolidated basis to include the Parent, each Subsidiary of the Parent and each of their respective affiliates, all prepared in accordance with GAAP, subject to year-end adjustments and accompanied by a certificate of the Parent’s President, Chief Executive Officer or Chief Financial Officer, stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto;
(d) Within thirty (30) days after the end of each month (or more frequently if Lender so requests, provided that, so long as there is no Event of Default, the Company shall not be required to produce such report more than twice per month), agings of each Company’s Accounts, unaudited trial balances and their accounts payable and a calculation of each Company’s Accounts, Eligible Accounts, Inventory and/or Eligible Inventory, provided, however, that if Lender shall request the foregoing information more often than as set forth in the immediately preceding clause, each Company shall have fifteen (15) days from each such request to comply with Lender’s demand;
(e) Promptly after (i) the filing thereof, copies of the Parent’s most recent registration statements and annual, quarterly, monthly or other regular reports which the Parent files with the Securities and Exchange Commission (the “SEC”), and (ii) the issuance thereof, copies of such financial statements, reports and proxy statements as the Parent shall send to its stockholders.
(f) The Parent shall deliver, or cause the applicable Subsidiary of the Parent to deliver, such other information as Lender shall reasonably request.
12. Additional Representations and Warranties. Each Company hereby represents and warrants to Lender as follows:
(a) Organization, Good Standing and Qualification. (i) It and each of its Eligible Subsidiaries is a corporation, partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. It and each of its Eligible Subsidiaries has the corporate, limited liability company or partnership, as the case may be, power and authority to own and operate its properties and assets and, insofar as it is or shall be a party thereto, to (i) execute and deliver this Agreement and the Ancillary Agreements, (ii) to issue and sell the Note, (iii) to issue and sell the Warrants and the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), and to (iv) carry out the provisions of this Agreement and the Ancillary Agreements and to carry on its business as presently conducted. It and each of its Eligible Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation, partnership or limited liability company, as the case may be, in all jurisdictions in which the nature or location of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so has not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) Holdings is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Holdings has the limited liability company power and authority to own and operate its properties and assets and, insofar as it is or shall be a party thereto and to carry on its business as presently conducted. Holdings It and each of its Eligible Subsidiaries is duly qualified and is authorized to do business and is in good standing as a limited liability company in all jurisdictions in which the nature or location of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so has not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect
(b) Subsidiaries. Each of its direct and indirect Subsidiaries, the direct owner of each such Subsidiary and its percentage ownership thereof, is set forth on Schedule 12(b). No Inactive Subsidiary owns any assets (other than immaterial assets) or has any significant operations.
(c) Capitalization; Voting Rights.
(i) The authorized capital stock of the Parent, as of the date hereof consists of 96,000,000 shares, of which 95,000,000 are shares of Common Stock, par value $0.005 per share, 44,641,388shares of which are issued and outstanding, and 1,000,000 are shares of preferred stock, par value $1.75 per share of which no shares are issued and outstanding. The authorized, issued and outstanding capital stock of each Subsidiary of each Company is set forth on Schedule 12(c).
(ii) Except as disclosed on Schedule 12(c), other than: (i) the shares reserved for issuance under the Parent’s stock option plans; and (ii) shares which may be issued pursuant to this Agreement and the Ancillary Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or arrangements or agreements of any kind for the purchase or acquisition from the Parent of any of its securities. Except as disclosed on Schedule 12(c), neither the offer or issuance of any of the Note or the Warrants, or the issuance of any of the Warrant Shares, nor the consummation of any transaction contemplated hereby will result in a change in the price or number of any securities of the Parent outstanding, under anti-dilution or other similar provisions contained in or affecting any such securities.
(iii) All issued and outstanding shares of the Parent’s Common Stock: (i) have been duly authorized and validly issued and are fully paid and nonassessable; and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.
(iv) The rights, preferences, privileges and restrictions of the shares of the Common Stock are as stated in the Parent’s Certificate of Incorporation (the “Charter”). The Warrant Shares have been duly and validly reserved for issuance. When issued in compliance with the provisions of this Agreement and the Parent’s Charter, the Securities will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Securities may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

(d) Authorization; Binding Obligations. All corporate, partnership or limited liability company, as the case may be, action on its and its Eligible Subsidiaries’ part (including their respective officers and directors) necessary for the authorization of this Agreement and the Ancillary Agreements, the performance of all of its and its Eligible Subsidiaries’ obligations hereunder and under the Ancillary Agreements on the Closing Date and, the authorization, issuance and delivery of the Note and the Warrants has been taken or will be taken prior to the Closing Date. This Agreement and the Ancillary Agreements, when executed and delivered and to the extent it is a party thereto, will be its and its Eligible Subsidiaries’ valid and binding obligations enforceable against each such Person in accordance with their terms, except:
(i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and
(ii) general principles of equity that restrict the availability of equitable or legal remedies.
The issuance of the Note is not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with. The issuance of the Warrants and the subsequent exercise of the Warrants for Warrant Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.
(e) Liabilities; Solvency. (i) Except as set forth in Schedule 12(e), neither it nor any of its Eligible Subsidiaries has any liabilities, except current liabilities incurred in the ordinary course of business and liabilities disclosed in any Exchange Act Filings.
(ii) Both before and after giving effect to (a) the Loans incurred on the Closing Date or such other date as Loans requested hereunder are made or incurred, (b) the disbursement of the proceeds of, or the assumption of the liability in respect of, such Loans pursuant to the instructions or agreement of any Company and (c) the payment and accrual of all transaction costs in connection with the foregoing, each Company and each Eligible Subsidiary of each Company, is and will be, Solvent.
(f) Agreements; Action. Except as set forth on Schedule 12(f) or as disclosed in any Exchange Act Filings:
(i) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which it or any of its Eligible Subsidiaries is a party or to its knowledge by which it is bound which may involve: (i) obligations (contingent or otherwise) of, or payments to, it or any of its Eligible Subsidiaries in excess of $250,000 (other than obligations of, or payments to, it or any of its Eligible Subsidiaries arising from purchase or sale agreements entered into in the ordinary course of business); or (ii) the transfer of any patent, copyright, trademark, trade secret or the transfer or license of any other proprietary right material to the business of the Parent to or from it (other than licenses arising from the purchase of “off the shelf” or other standard products or licenses that would not materially impair the security interest granted to Lender pursuant to the IP Security Agreement); or (iii) provisions restricting the development, manufacture or distribution of its or any of its Eligible Subsidiaries’ products or services; or (iv) indemnification by it or any of its Eligible Subsidiaries with respect to infringements of proprietary rights.

(ii) Since June 30, 2007 (the “Balance Sheet Date”) neither it nor any of its Eligible Subsidiaries has: (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock; (ii) incurred any indebtedness for money borrowed or any other liabilities (other than ordinary course obligations) individually in excess of $250,000 or, in the case of indebtedness and/or liabilities individually less than $250,000, in excess of $500,000 in the aggregate; (iii) made any loans or advances to any Person not in excess, individually or in the aggregate, of $100,000, other than ordinary advances for travel expenses; or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its Inventory in the ordinary course of business.
(iii) For the purposes of subsections (i) and (ii) of this Section 12(f), all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons it or any of its applicable Subsidiaries has reason to believe are affiliated therewith or with any Subsidiary thereof) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections; provided, however that for purposes of subsections (i) and (ii) indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions of the Non-Eligible Subsidiaries shall not be consolidated with the Parent.
(iv) the Parent maintains disclosure controls and procedures (“Disclosure Controls”) designed to ensure that information required to be disclosed by the Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported, within the time periods specified in the rules and forms of the SEC.
(v) The Parent makes and keeps books, records, and accounts, that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets. It maintains internal control over financial reporting (“Financial Reporting Controls”) designed by, or under the supervision of, its principal executive and principal financial officers, and effected by its board of directors, management, and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that:
(1) transactions are executed in accordance with management’s general or specific authorization;
(2) unauthorized acquisition, use, or disposition of the Parent’s assets that could have a material effect on the financial statements are prevented or timely detected;
(3) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that its receipts and expenditures are being made only in accordance with authorizations of the Parent’s management and board of directors;

(4) transactions are recorded as necessary to maintain accountability for assets; and
(5) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.
(vi) There is no weakness in any of its Disclosure Controls or Financial Reporting Controls that is required to be disclosed in any of the Exchange Act Filings, except as so disclosed.
(g) Obligations to Related Parties. Except as set forth on Schedule 12(g), neither it nor any of its Eligible Subsidiaries has any obligations to their respective officers, directors, stockholders or employees other than:
(i) for payment of salary for services rendered and for bonus payments;
(ii) reimbursement for reasonable expenses incurred on its or its Eligible Subsidiaries’ behalf;
(iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by its and its Eligible Subsidiaries’ Board of Directors, as applicable); and
(iv) obligations listed in its and each of its Subsidiary’s financial statements or disclosed in any of the Parent’s Exchange Act Filings.
Except as described above or set forth on Schedule 12(g), none of its officers, directors or, to the best of its knowledge, key employees or stockholders, any of its Eligible Subsidiaries or any members of their immediate families, are indebted to it or any of its Eligible Subsidiaries, individually or in the aggregate, in excess of $50,000 or have any direct or indirect ownership interest in any Person with which it or any of its Eligible Subsidiaries is affiliated or with which it or any of its Eligible Subsidiaries has a business relationship, or any Person which competes with it or any of its Eligible Subsidiaries, other than passive investments in publicly traded companies (representing less than one percent (1%) of such company) which may compete with it or any of its Eligible Subsidiaries. Except as described above, none of its officers, directors or stockholders, or any member of their immediate families, is, directly or indirectly, interested in any material contract with it or any of its Eligible Subsidiaries and no agreements, understandings or proposed transactions are contemplated between it or any of its Eligible Subsidiaries and any such Person. Except as set forth on Schedule 12(g), neither it nor any of its Eligible Subsidiaries is a guarantor or indemnitor of any indebtedness of any other Person.

(h) Changes. Except as set forth on Schedule 12(h), since the Balance Sheet Date, except as disclosed in any Exchange Act Filing or in any Schedule to this Agreement or to any of the Ancillary Agreements, there has not been:
(i) any change in its or any of its Eligible Subsidiaries’ business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects, which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;
(ii) any resignation or termination of any of its or its Eligible Subsidiaries’ officers, key employees or groups of employees;
(iii) any material change, except in the ordinary course of business, in its or any of its Eligible Subsidiaries’ contingent obligations by way of guaranty, endorsement, indemnity, warranty or otherwise;
(iv) any damage, destruction or loss, whether or not covered by insurance, which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(v) any waiver by it or any of its Eligible Subsidiaries of a valuable right or of a material debt owed to it;
(vi) any direct or indirect material loans made by it or any of its Eligible Subsidiaries to any of its or any of its Eligible Subsidiaries’ stockholders, employees, officers or directors, other than advances made in the ordinary course of business;
(vii) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;
(viii) any declaration or payment of any dividend or other distribution of its or any of its Eligible Subsidiaries’ assets;
(ix) any labor organization activity related to it or any of its Eligible Subsidiaries;
(x) any debt, obligation or liability incurred, assumed or guaranteed by it or any of its Eligible Subsidiaries, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;
(xi) any sale, assignment or transfer of any Intellectual Property or other intangible assets;
(xii) any change in any material agreement to which it or any of its Eligible Subsidiaries is a party or by which either it or any of its Eligible Subsidiaries is bound which, either individually or in the aggregate, has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(xiii) any other event or condition of any character that, either individually or in the aggregate, has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or
(xiv) any arrangement or commitment by it or any of its Eligible Subsidiaries to do any of the acts described in subsection (i) through (xiii) of this Section 12(h).
(i) Title to Properties and Assets; Liens, Etc. Except as set forth on Schedule 12(i), it and each of its Eligible Subsidiaries has good and marketable title to their respective properties and assets, and good title to its leasehold interests, in each case subject to no Lien, other than Permitted Liens.
All facilities, Equipment, Fixtures, vehicles and other properties owned, leased or used by it or any of its Eligible Subsidiaries are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. Except as set forth on Schedule 12(i), it and each of its Eligible Subsidiaries is in compliance with all material terms of each lease to which it is a party or is otherwise bound.
(j) Intellectual Property.
(i) To its knowledge, except as set forth in Schedule 12(j), it and each of its Eligible Subsidiaries owns or possesses sufficient legal rights to all Intellectual Property necessary for their respective businesses as now conducted and, to its knowledge as presently proposed to be conducted, without any known infringement of the rights of others. With the exception of the licenses and distributor agreements set forth in Schedules I, II and III of the Intellectual Property Security Agreement, , there are no outstanding options, licenses or agreements of any kind relating to its or any of its Eligible Subsidiary’s Intellectual Property, nor is it or any of its Eligible Subsidiaries bound by or a party to any options, licenses or agreements of any kind, that are material to its business or operations, with respect to the Intellectual Property of any other Person other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.
(ii) Except as set forth in Schedule 12(j), neither it nor any of its Eligible Subsidiaries has received any communications alleging that it or any of its Eligible Subsidiaries has violated any of the Intellectual Property or other proprietary rights of any other Person, nor is it or any of its Eligible Subsidiaries aware of any basis therefor.
(iii) Except as set forth in Schedule 12(j), neither it nor any of its Eligible Subsidiaries believes it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by it or any of its Eligible Subsidiaries, except for inventions, trade secrets or proprietary information that have been rightfully assigned to it or any of its Eligible Subsidiaries.
(k) Compliance with Other Instruments. Except as set forth on Schedule 12(k), neither it nor any of its Eligible Subsidiaries is in violation or default of (x) any term of its Charter or any material term of its Bylaws, or (y) any provision of any indebtedness, mortgage, indenture, contract, agreement or instrument to which it is party or by which it is bound or of any judgment, decree, order or writ, which violation or default, in the case of this clause (y), has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The execution, delivery and performance of and compliance with this Agreement and the Ancillary Agreements to which it is a party, and the issuance of the Note and the other Securities each pursuant hereto and thereto, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term or provision, or result in the creation of any Lien upon any of its or any of its Eligible Subsidiary’s properties or assets or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to it or any of its Eligible Subsidiaries, their businesses or operations or any of their assets or properties.
(l) Litigation. Except as set forth on Schedule 12(l), there is no action, suit, proceeding or investigation pending or, to its knowledge, currently threatened against it or any of its Eligible Subsidiaries that prevents it or any of its Eligible Subsidiaries from entering into this Agreement or the Ancillary Agreements, or from consummating the transactions contemplated hereby or thereby, or which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, or could result in any change in its or any of its Eligible Subsidiaries’ current equity ownership, nor is it aware that there is any basis to assert any of the foregoing. Neither it nor any of its Eligible Subsidiaries is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by it or any of its Eligible Subsidiaries currently pending or which it or any of its Eligible Subsidiaries intends to initiate.
(m) Tax Returns and Payments. Except as set forth on Schedule 12(m), it and each of its Eligible Subsidiaries has timely filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and all other taxes due and payable by it and each of its Eligible Subsidiaries on or before the Closing Date, have been paid or will be paid prior to the time they become delinquent. Except as set forth on Schedule 12(m), neither it nor any of its Eligible Subsidiaries has been advised:
(i) that any of its returns, federal, state or other, have been or are being audited as of the date hereof; or
(ii) of any adjustment, deficiency, assessment or court decision in respect of its federal, state or other taxes.
Neither it nor any of its Eligible Subsidiaries has any knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.
(n) Employees. Except as set forth on Schedule 12(n), neither it nor any of its Eligible Subsidiaries has any collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to its knowledge, threatened with respect to it or any of its Eligible Subsidiaries. Except as disclosed in the Exchange Act Filings or on Schedule 12(n), neither it nor any of its Eligible Subsidiaries is a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To its knowledge, none of its or any of its Eligible Subsidiaries’ employees, nor any consultant with whom it or any of its Eligible Subsidiaries has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, it or any of its Eligible Subsidiaries because of the nature of the business to be conducted by it or any of its Eligible Subsidiaries; and to its knowledge the continued employment by it and its Eligible Subsidiaries of their present employees, and the performance of its and its Eligible Subsidiaries contracts with its independent contractors, will not result in any such violation. Neither it nor any of its Eligible Subsidiaries is aware that any of its or any of its Eligible Subsidiaries’ employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency that would interfere with their duties to it or any of its Eligible Subsidiaries. Neither it nor any of its Eligible Subsidiaries has received any notice alleging that any such violation has occurred. Except for employees who have a current effective employment agreement with it or any of its Eligible Subsidiaries, none of its or any of its Eligible Subsidiaries’ employees has been granted the right to continued employment by it or any of its Eligible Subsidiaries or to any material compensation following termination of employment with it or any of its Eligible Subsidiaries. Except as set forth on Schedule 12(n), neither it nor any of its Eligible Subsidiaries is aware that any officer, key employee or group of employees intends to terminate his, her or their employment with it or any of its Eligible Subsidiaries, as applicable, nor does it or any of its Eligible Subsidiaries have a present intention to terminate the employment of any officer, key employee or group of employees.
(o) Registration Rights and Voting Rights. Except as set forth on Schedule 12(o) and except as disclosed in Exchange Act Filings, neither it nor any of its Eligible Subsidiaries is presently under any obligation, and neither it nor any of its Eligible Subsidiaries has granted any rights, to register any of its or any of its Eligible Subsidiaries’ presently outstanding securities or any of its securities that may hereafter be issued. Except as set forth on Schedule 12(o) and except as disclosed in Exchange Act Filings, to its knowledge, none of its or any of its Eligible Subsidiaries’ stockholders has entered into any agreement with respect to its or any of its Eligible Subsidiaries’ voting of equity securities.
(p) Compliance with Laws; Permits. Neither it nor any of its Eligible Subsidiaries is in violation of the Sarbanes-Oxley Act of 2002 or any SEC related regulation or rule or any rule of the Principal Market promulgated thereunder or any other applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement or any Ancillary Agreement and the issuance of any of the Securities, except such as have been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing Date, as will be filed in a timely manner. It and each of its Eligible Subsidiaries has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q) Environmental and Safety Laws. Neither it nor any of its Eligible Subsidiaries is in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. Except as set forth on Schedule 12(q), no Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by it or any of its Eligible Subsidiaries or, to its knowledge, by any other Person on any property owned, leased or used by it or any of its Eligible Subsidiaries. For the purposes of the preceding sentence, “Hazardous Materials” shall mean:
(i) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials; and
(ii) any petroleum products or nuclear materials.
(r) Valid Offering. Assuming the accuracy of the representations and warranties of Lender contained in this Agreement, the offer and issuance of the Securities will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.
(s) Full Disclosure. It and each of its Subsidiaries has provided Lender with all information requested by Lender in connection with Lender’s decision to enter into this Agreement, including all information each Company and its Subsidiaries believe is reasonably necessary to make such investment decision. Neither this Agreement, the Ancillary Agreements nor the exhibits and schedules hereto (including, where referenced therein, when read in conjunction with Parent’s Exchange Act Filings) and thereto nor any other document delivered by it or any of its Subsidiaries to Lender or its attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. Any financial projections and other estimates provided to Lender by it or any of its Subsidiaries were based on its and its Subsidiaries’ experience in the industry and on assumptions of fact and opinion as to future events which it or any of its Subsidiaries, at the date of the issuance of such projections or estimates, believed to be reasonable.
(t) Insurance. It and each of its Eligible Subsidiaries has general commercial, product liability, fire and casualty insurance policies with coverages which it believes are customary for companies similarly situated to it and its Eligible Subsidiaries in the same or similar business.

(u) SEC Reports and Financial Statements. Except as set forth on Schedule 12(u), it and each of its Eligible Subsidiaries has filed all proxy statements, reports and other documents required to be filed by it under the Exchange Act. The Parent has furnished Lender with copies of: (i) its Annual Report on Form 10-K for its fiscal year ended December 31, 2006; and (ii) its Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 2007 and June 30, 2007, and the Form 8-K filings which it has made during its fiscal year 2007 to date (collectively, the “SEC Reports”). Except as set forth on Schedule 12(u), each SEC Report was, at the time of its filing, in substantial compliance with the requirements of its respective form and none of the SEC Reports, nor the financial statements (and the notes thereto) included in the SEC Reports, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed) and fairly present in all material respects the financial condition, the results of operations and cash flows of the Parent and its Subsidiaries, on a consolidated basis, as of, and for, the periods presented in each such SEC Report.
(v) Listing. The Parent’s Common Stock is listed or quoted, as applicable, on the Principal Market and satisfies all requirements for the continuation of such listing or quotation, as applicable, and until such time as the ADSX Merger is consummated pursuant to the terms of the ADSX Agreement, the Parent shall do all things necessary for the continuation of such listing or quotation, as applicable. The Parent has not received any notice that its Common Stock will be delisted from, or no longer quoted on, as applicable, the Principal Market or that its Common Stock does not meet all requirements for such listing or quotation, as applicable.
(w) No Integrated Offering. Neither it, nor any of its Subsidiaries nor any of its Affiliates, nor any Person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement or any Ancillary Agreement to be integrated with prior offerings by it for purposes of the Securities Act which would prevent it from issuing the Securities pursuant to Rule 506 under the Securities Act, or any applicable exchange-related stockholder approval provisions, nor will it or any of its Affiliates or Subsidiaries take any action or steps that would cause the offering of the Securities to be integrated with other offerings.
(x) Stop Transfer. The Securities are restricted securities as of the date of this Agreement. Neither it nor any of its Subsidiaries will issue any stop transfer order or other order impeding the sale and delivery of any of the Securities at such time as the Securities are registered for public sale or an exemption from registration is available, except as required by state and federal securities laws.
(y) Dilution. It specifically acknowledges that the Parent’s obligation to issue the shares of Common Stock upon exercise of the Warrants is binding upon the Parent and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Parent.

(z) Patriot Act. It certifies that, to the best of its knowledge, neither it nor any of its Subsidiaries has been designated, nor is or shall be owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. It hereby acknowledges that Lender seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, it hereby represents, warrants and covenants that: (i) none of the cash or property that it or any of its Subsidiaries will pay or will contribute to Lender has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by it or any of its Subsidiaries to Lender, to the extent that they are within its or any such Subsidiary’s control shall cause Lender to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. It shall promptly notify Lender if any of these representations, warranties and covenants ceases to be true and accurate regarding it or any of its Subsidiaries. It shall provide Lender with any additional information regarding it and each Subsidiary thereof that Lender deems necessary or convenient to ensure compliance with all applicable laws concerning money laundering and similar activities. It understands and agrees that if at any time it is discovered that any of the foregoing representations, warranties and covenants are incorrect, or if otherwise required by applicable law or regulation related to money laundering or similar activities, Lender may undertake appropriate actions to ensure compliance with applicable law or regulation, including but not limited to segregation and/or redemption of Lender’s investment in it. It further understands that Lender may release confidential information about it and its Subsidiaries and, if applicable, any underlying beneficial owners, to proper authorities if Lender, in its sole discretion, determines that it is in the best interests of Lender in light of relevant rules and regulations under the laws set forth in subsection (ii) above.
(aa) Company Name; Locations of Offices, Records and Collateral. Schedule 12(aa) sets forth each Company’s name as it appears in official filings in the state of its organization, the type of entity of each Company, the organizational identification number issued by each Company’s state of organization or a statement that no such number has been issued, each Company’s state of organization, and the location of each Company’s chief executive office, corporate offices, warehouses, other locations of Collateral and locations where records with respect to Collateral are kept (including in each case the county of such locations) and, except as set forth in such Schedule 12(aa), such locations have not changed during the preceding twelve months. As of the Closing Date, during the prior five years, except as set forth in Schedule 12(aa), no Company has been known as or conducted business in any other name (including trade names). Each Company has only one state of organization.
(bb) ERISA. Based upon the Employee Retirement Income Security Act of 1974 (“ERISA”), and the regulations and published interpretations thereunder: (i) neither it nor any of its Subsidiaries has engaged in any Prohibited Transactions (as defined in Section 406 of ERISA and Section 4975 of the Code); (ii) it and each of its Subsidiaries has met all applicable minimum funding requirements under Section 302 of ERISA in respect of its plans; (iii) neither it nor any of its Subsidiaries has any knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any employee benefit plan(s); (iv) neither it nor any of its Subsidiaries has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than its or such Subsidiary’s employees; and (v) neither it nor any of its Subsidiaries has withdrawn, completely or partially, from any multi-employer pension plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.
(cc) Holdings. (i) For purposes of Section 12(b), 12(c), and 12(e) — 12(bb) of this Agreement, Holdings shall be deemed to be an Eligible Subsidiary.
(ii) Holdings hereby represents and warrants that (i) it is not permitted pursuant to the terms of its articles of organization to incur any indebtedness (other than unsecured trade debt), guarantee the debt of a third party or pledge any assets as long as any amounts are outstanding under the Mortgage, and (ii) Holdings was created as a special purpose entity with powers limited to owning the Premises and incurring the Mortgage.
13. Covenants. Each Company, as applicable, covenants and agrees with Lender as follows:
(a) Stop-Orders. The Parent shall advise Lender, promptly after it receives notice of issuance by the SEC, any state securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any securities of the Parent, or of the suspension of the qualification of the Common Stock of the Parent for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.
(b) Listing. The Parent shall promptly secure the listing or quotation, as applicable, of the shares of Common Stock issuable upon exercise of the Warrants on the Principal Market upon which shares of Common Stock are listed or quoted, as applicable, (subject to official notice of issuance) and shall maintain such listing or quotation, as applicable, so long as any other shares of Common Stock shall be so listed or quoted, as applicable. Until such time as the ADSX Merger is consummated pursuant to the terms of the ADSX Agreement, the Parent shall maintain the listing or quotation, as applicable, of its Common Stock on the Principal Market, and will comply in all material respects with the Parent’s reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers (“NASD”) and such exchanges, as applicable.
(c) Market Regulations. The Parent shall notify the SEC, NASD and applicable state authorities, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities to Lender and promptly provide copies thereof to Lender.
(d) Reporting Requirements. The Parent shall timely file with the SEC all reports required to be filed pursuant to the Exchange Act and the Company shall refrain from terminating its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules or regulations thereunder would permit such termination until such time as the ADSX Merger is consummated pursuant to the terms of the ADSX Agreement.

(e) Use of Funds. It shall use the proceeds of the Loans for general working capital purposes and repayment of outstanding indebtedness only.
(f) Access to Facilities. It shall, and shall cause each of its Eligible Subsidiaries to, permit any representatives designated by Lender (or any successor of Lender), upon reasonable notice and during normal business hours, at Company’s expense and accompanied by a representative of Company Agent (provided that no such prior notice shall be required to be given and no such representative shall be required to accompany Lender in the event Lender believes such access is necessary to preserve or protect the Collateral or following the occurrence and during the continuance of an Event of Default), to:
(i) visit and inspect any of its or any such Eligible Subsidiary’s properties;
(ii) examine its or any such Eligible Subsidiary’s corporate and financial records (unless such examination is not permitted by federal, state or local law or by contract) and make copies thereof or extracts therefrom; and
(iii) discuss its or any such Eligible Subsidiary’s affairs, finances and accounts with its or any such Eligible Subsidiary’s directors, officers and Accountants.
Notwithstanding the foregoing, neither it nor any of its Subsidiaries shall provide any material, non-public information to Lender unless Lender signs a confidentiality agreement and otherwise complies with Regulation FD, under the federal securities laws.
(g) Taxes. It shall, and shall cause each of its Eligible Subsidiaries to, promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon it and its Eligible Subsidiaries’ income, profits, property or business, as the case may be; provided, however, that any such tax, assessment, charge or levy need not be paid currently if (i) the validity thereof shall currently and diligently be contested in good faith by appropriate proceedings, (ii) such tax, assessment, charge or levy shall have no effect on the Lien priority of Lender in the Collateral, and (iii) if it and/or such Eligible Subsidiary, as applicable, shall have set aside on its and/or such Eligible Subsidiary’s books adequate reserves with respect thereto in accordance with GAAP; and provided, further, that it shall, and shall cause each of its Eligible Subsidiaries to, pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.
(h) Insurance. (i) It shall bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral and it and each of its Eligible Subsidiaries will, jointly and severally, bear the full risk of loss from any loss of any nature whatsoever with respect to the assets pledged to Lender as security for the Obligations. Furthermore, it will insure or cause the Collateral to be insured in Lender’s name as an additional insured and lender loss payee, with an appropriate loss payable endorsement in form and substance satisfactory to Lender, against loss or damage by fire, flood, sprinkler leakage, theft, burglary, pilferage, loss in transit and other risks customarily insured against by companies in similar business similarly situated as it and its Eligible Subsidiaries including but not limited to workers compensation, public and product liability and business interruption, and such other hazards as Lender shall specify in amounts and under insurance policies and bonds by insurers acceptable to Lender and all premiums thereon shall be paid by such Company and the policies delivered to Lender. If any such Company fails to obtain the insurance and in such amounts of coverage as otherwise required pursuant to this Section (h), Lender may procure such insurance and the cost thereof shall be promptly reimbursed by the Companies, jointly and severally, and shall constitute Obligations.
(ii) No Company’s insurance coverage shall be impaired or invalidated by any act or neglect of any Company or any of its Eligible Subsidiaries and the insurer will provide Lender with no less than thirty (30) days notice prior of cancellation;
(iii) Lender, in connection with its status as a lender loss payee, will be assigned at all times to a first lien position until such time as all Obligations have been indefeasibly satisfied in full.
(i) Intellectual Property. It shall, and shall cause each of its Eligible Subsidiaries to, maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use Intellectual Property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business.
(j) Properties. It shall, and shall cause each of its Eligible Subsidiaries to, keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and it shall, and shall cause each of its Eligible Subsidiaries to, at all times comply with each provision of all leases to which it is a party or under which it occupies property if the breach of such provision could reasonably be expected to have a Material Adverse Effect.
(k) Confidentiality. It shall not, and shall not permit any of its Eligible Subsidiaries to, disclose, and will not include in any public announcement, the name of Lender or any of its Affiliates, unless expressly agreed to by Lender or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. Notwithstanding the foregoing, each Company and its Eligible Subsidiaries may disclose Lender’s identity and the terms of this Agreement and the Ancillary Agreements to its current and prospective debt and equity financing sources. Lender shall be permitted to discuss, distribute or otherwise transfer any non-public information of the Companies and their respective Eligible Subsidiaries in Lender’s possession now or in the future to potential or actual (i) direct or indirect investors in Lender and (ii) third party assignees or transferees of all or a portion of the obligations of any Company and/or any of its respective Eligible Subsidiaries hereunder and under the Ancillary Agreement, to the extent that such investor or assignee or transferee enters into a confidentiality agreement for the benefit of the Parent in such form as may be necessary to addresses the Parent’s Regulation FD requirements.

(l) Required Approvals. It shall not, and shall not permit any of its Eligible Subsidiaries to, without the prior written consent of Lender, (i) create, incur, assume or suffer to exist any indebtedness, except for (x) trade debt and debt incurred to finance the purchase of equipment, (y) intercompany indebtedness incurred in the ordinary course of business between or among Eligible Subsidiaries and (z) indebtedness set forth in Schedule 13(l); (ii) cancel any debt owing to it in excess of $100,000 in the aggregate during any 12 month period, except for intercompany indebtedness incurred in the ordinary course of business between or among Eligible Subsidiaries and up to $500,000 of currently existing intercompany indebtedness between Digital Angel International and Digital Angel S.A. that could be capitalized as an investment in the Foreign Subsidiary; (iii) assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except the endorsement of negotiable instruments by it or its Eligible Subsidiaries for deposit or collection or similar transactions in the ordinary course of business; (iv) directly or indirectly declare, pay or make any dividend or distribution on any class of its Stock or apply any of its funds, property or assets to the purchase, redemption or other retirement of any of its or its Eligible Subsidiaries’ Stock, or issue any preferred stock; (v) purchase or hold beneficially any Stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, including any partnership or joint venture, except (A) travel advances, (B) loans to its and its Eligible Subsidiaries’ (other than Inactive Subsidiaries’ and Foreign Subsidiaries’) officers and employees not exceeding at any one time an aggregate of $10,000, (C) loans to or investments in any existing Eligible Subsidiaries or another Domestic Subsidiary so long as such entity is designated as either a co-borrower hereunder or has entered into such guaranty and security documentation required by Lender, including, without limitation, to grant to Lender a first priority perfected security interest in substantially all of such Eligible Subsidiary’s assets to secure the Obligations, (D) intercompany loans to Foreign Subsidiaries made in the ordinary course consistent with past practices and not exceeding $750,000 , net of payments received on intercompany indebtedness from Foreign Subsidiaries individually or in the aggregate and (E) investments in Foreign Subsidiaries not exceeding $500,000 individually or in the aggregate; (vi) create or permit to exist any Subsidiary, other than any Subsidiary in existence on the date hereof and listed in Schedule 12(b) unless such new Subsidiary is a wholly-owned Subsidiary and is designated by Lender as either a co-borrower or guarantor hereunder and such Subsidiary shall have entered into all such documentation required by Lender, including, without limitation, to grant to Lender a first priority perfected security interest in substantially all of such Subsidiary’s assets to secure the Obligations; (vii) directly or indirectly, prepay any indebtedness (other than to Lender and in the ordinary course of business), or repurchase, redeem, retire or otherwise acquire any indebtedness (other than to Lender and in the ordinary course of business) except to make scheduled payments of principal and interest thereof or any prepayment that is in connection with a refinancing of existing indebtedness on similar terms; (viii) enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a portion of the assets or Stock of any Person or permit any other Person to consolidate with or merge with it (other than (i) the ADSX Merger, or (ii) with the consent of Lender, which shall not be unreasonably withheld, a transaction between Eligible Subsidiaries), unless (1) such Company is the surviving entity of such merger or consolidation, (2) no Event of Default shall exist immediately prior to and after giving effect to such merger or consolidation, (3) such Company shall have provided Lender copies of all documentation relating to such merger or consolidation and (4) such Company shall have provided Lender with at least thirty (30) days’ prior written notice of such merger or consolidation; (ix) materially change the nature of the business in which it is presently engaged; (x) become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict its or any of its Eligible Subsidiaries’ right to perform the provisions of this Agreement or any of the Ancillary Agreements or any of the agreements contemplated hereby or thereby; (xi) change its fiscal year or make any changes in accounting treatment and reporting practices without prior written notice to Lender except as permitted by GAAP or in the tax reporting treatment or except as required by law; (xii) bill Accounts under any name except the present name of such Company; (xiii) sell, lease, transfer or otherwise dispose of any of its properties or assets, or any of the properties or assets of its Eligible Subsidiaries, except for (1) sales, leases, transfer or dispositions by any Company to any other Company, (2) the sale of Inventory in the ordinary course of business, (3) assignments, transfers or conveyances of Intellectual Property or interests therein in the ordinary course of business that do not materially impair the security interests granted to Lender pursuant to the IP Security Agreement and (4) the disposition or transfer in the ordinary course of business during any fiscal year of obsolete and worn-out Equipment and only to the extent that (x) the proceeds of any such disposition are used to acquire replacement Equipment which is subject to Lender’s first priority security interest, subject to Permitted Liens or are used to repay Loans or to pay general corporate expenses, or (y) following the occurrence of an Event of Default which continues to exist, the proceeds of which are remitted to Lender to be held as cash collateral for the Obligations; or (xv) except as otherwise set forth in this Section 13(l), invest in, lend to, contribute and/or transfer any assets to and/or provide any other form of financial assistance to, whether directly or indirectly, Holdings, any Inactive Subsidiary and/or any Foreign Subsidiary.
(m) Reissuance of Securities. The Parent shall reissue certificates representing the Securities without the legends set forth in Section 39 below at such time as:
(i) the holder thereof is permitted to dispose of such Securities pursuant to Rule 144(k) under the Securities Act; or
(ii) upon resale subject to an effective registration statement after such Securities are registered under the Securities Act.
The Parent agrees to cooperate with Lender in connection with all resales pursuant to Rule 144(d) and Rule 144(k) and provide legal opinions necessary to allow such resales provided the Parent and its counsel receive reasonably requested representations from Lender and broker, if any.
(n) Opinion. On the Closing Date, it shall deliver to Lender an opinion acceptable to Lender from each Company’s legal counsel. Each Company will provide, at the Companies’ joint and several expense, such other legal opinions in the future as are reasonably necessary for the exercise of the Warrants.

(o) Legal Name, etc. It shall not, without providing Lender with 30 days prior written notice, change or amend (i) its name as it appears in the official filings in the state of its organization, (ii) the type of legal entity it is, (iii) its organization identification number, if any, issued by its state of organization, (iv) its state of organization. and (v) the Parent’s certificate of incorporation, or any organizational document of any Company in any material way. It shall not, without providing Lender with 5 days prior written notice, change or amend any provision of its bylaws in any material way (B) the certificate of incorporation of any Company other than the Parent, or other organizational document of any Company other than the Parent, in any way not material to Lender.
(p) Compliance with Laws. The operation of each of its and each of its Eligible Subsidiaries’ business is and shall continue to be in compliance in all material respects with all applicable federal, state and local laws, rules and ordinances, including to all laws, rules, regulations and orders relating to taxes, payment and withholding of payroll taxes, employer and employee contributions and similar items, securities, employee retirement and welfare benefits, employee health and safety and environmental matters.
(q) Notices. It and each of its Eligible Subsidiaries shall promptly inform Lender in writing of: (i) the commencement of all proceedings and investigations by or before and/or the receipt of any notices from, any governmental or nongovernmental body and all actions and proceedings in any court or before any arbitrator against or in any way concerning any event which could reasonably be expected to have singly or in the aggregate, a Material Adverse Effect; (ii) any change which has had, or could reasonably be expected to have, a Material Adverse Effect; (iii) any Event of Default or Default; and (iv) any default or any event which with the passage of time or giving of notice or both would constitute a default under any agreement for the payment of money to which it or any of its Eligible Subsidiaries is a party or by which it or any of its Eligible Subsidiaries or any of its or any such Eligible Subsidiary’s properties may be bound the breach of which would have a Material Adverse Effect.
(r) Margin Stock. It shall not permit any of the proceeds of the Loans made hereunder to be used directly or indirectly to “purchase” or “carry” “margin stock” or to repay indebtedness incurred to “purchase” or “carry” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.
(s) Offering Restrictions. Except as previously disclosed in the SEC Reports or in the Exchange Act Filings, or stock or stock options granted to its employees or directors, neither it nor any of its Eligible Subsidiaries shall, prior to the full repayment of the Note (together with all accrued and unpaid interest and fees related thereto) and termination of this Agreement, (x) enter into any equity line of credit agreement or similar agreement with a floorless pricing feature or (y) issue, or enter into any agreement to issue, any securities with a floorless variable/floating conversion and/or pricing feature which are or could be (by conversion or registration) free-trading securities (i.e. common stock subject to a registration statement).
(t) Authorization and Reservation of Shares. The Parent shall at all times have authorized and reserved a sufficient number of shares of Common Stock to provide for the exercise of the Warrants.

(u) FIRPTA. Neither it, nor any of its Subsidiaries, is a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code and Treasury Regulation Section 1.897-2 promulgated thereunder and it and each of its Subsidiaries shall at no time take any action or otherwise acquire any interest in any asset or property to the extent the effect of which shall cause it and/or such Subsidiary, as the case may be, to be a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code and Treasury Regulation Section 1.897-2 promulgated thereunder.
(v) Board Observation Rights. For so long as fifty percent (50%) of the principal amount of the Note is outstanding, the Purchaser will be entitled to the following board observation rights (“Board Observation Rights”): The Company shall permit one representative of the Lender to attend all in-person and telephonic meetings of the board of directors (excluding any committee meetings of the Board of Directors) of the Company (the “Board of Directors”) in a non-voting observer capacity, which observation right shall include the ability to observe discussions of the Board of Directors, and shall provide such representative with copies of all notices, minutes, written consents, and other materials that it provides to members of the Board of Directors, at the time it provides them to such members. The observation right may be exercised in person or via telephone or videophone participation. The Lender agrees, on behalf of itself and any representative exercising the observation rights set forth herein, that so long as it shall exercise its observation right (i) it shall hold in strict confidence pursuant to a confidentiality and non-disclosure agreement (in form and substance satisfactory to the Lender) all information and materials that it may receive or be given access to in connection with meetings of the Board of Directors and to act in a fiduciary manner with respect to all information so provided (provided that this shall not limit its ability to discuss such matters with its officers, directors or legal counsel, as necessary), and (ii) the Board of Directors may withhold from it certain information or material furnished or made available to the Board of Directors or exclude it from certain confidential “closed sessions” of the Board of Directors if the furnishing or availability of such information or material or its presence at such “closed sessions” would jeopardize such Company’s attorney-client privilege or if the Board of Directors otherwise reasonably so requires. The Board Observation Rights set forth in this Section 6.17 shall automatically terminate and be of no further force or effect upon the earlier of (A) the indefeasibly payment in full of all Obligations (as defined in the Master Security Agreement) for indebtedness, or (B) until less than fifty percent (50%) of the principal amount of the Note is outstanding.
(w) Inactive Subsidiaries. Neither it nor any of its Subsidiaries will permit any Inactive Subsidiary to hold significant assets or liabilities or engage in any business activities.
(x) Holdings. For purposes of Section 13(a) — (w) of this Agreement, Holdings shall be deemed to be an Eligible Subsidiary.

14. Further Assurances. At any time and from time to time, upon the written request of Lender and at the sole expense of Companies, each Company shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Lender may request (a) to obtain the full benefits of this Agreement and the Ancillary Agreements, (b) to protect, preserve and maintain Lender’s rights in the Collateral and under this Agreement or any Ancillary Agreement, and/or (c) to enable Lender to exercise all or any of the rights and powers herein granted or any Ancillary Agreement.
15. Representations, Warranties and Covenants of Lender. Lender hereby represents, warrants and covenants to each Company as follows:
(a) Requisite Power and Authority. Lender has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Ancillary Agreements and to carry out their provisions. All corporate action on Lender’s part required for the lawful execution and delivery of this Agreement and the Ancillary Agreements have been or will be effectively taken prior to the Closing Date. Upon their execution and delivery, this Agreement and the Ancillary Agreements shall be valid and binding obligations of Lender, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) as limited by general principles of equity that restrict the availability of equitable and legal remedies.
(b) Investment Representations. Lender understands that the Securities are being offered pursuant to an exemption from registration contained in the Securities Act based in part upon Lender’s representations contained in this Agreement, including, without limitation, that Lender is an “accredited investor” within the meaning of Regulation D under the Securities Act. Lender has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Note to be issued to it under this Agreement and the Securities acquired by it upon the exercise of the Warrants.
(c) Lender Bears Economic Risk. Lender has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Parent so that it is capable of evaluating the merits and risks of its investment in the Parent and has the capacity to protect its own interests. Lender must bear the economic risk of this investment until the Securities are sold pursuant to (i) an effective registration statement under the Securities Act, or (ii) an exemption from registration is available.
(d) Investment for Own Account. The Securities are being issued to Lender for its own account for investment only, and not as a nominee or agent and not with a view towards or for resale in connection with their distribution.
(e) Lender Can Protect Its Interest. Lender represents that by reason of its, or of its management’s, business and financial experience, Lender has the capacity to evaluate the merits and risks of its investment in the Note, and the Securities and to protect its own interests in connection with the transactions contemplated in this Agreement, and the Ancillary Agreements. Further, Lender is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement or the Ancillary Agreements.

(f) Accredited Investor. Lender represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.
(g) Shorting. Neither Lender nor any of its Affiliates or investment partners has, will, or will cause any Person, to directly engage in “short sales” of the Parent’s Common Stock as long as any amounts under the Note shall remain outstanding.
(h) Patriot Act. Lender certifies that, to the best of Lender’s knowledge, Lender has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. Lender seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, Lender hereby represents, warrants and covenants that: (i) none of the cash or property that Lender will use to make the Loans has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no disbursement by Lender to any Company to the extent within Lender’s control, shall cause Lender to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. Lender shall promptly notify the Company Agent if any of these representations ceases to be true and accurate regarding Lender. Lender agrees to provide the Company any additional information regarding Lender that the Company deems necessary or convenient to ensure compliance with all applicable laws concerning money laundering and similar activities. Lender understands and agrees that if at any time it is discovered that any of the foregoing representations are incorrect, or if otherwise required by applicable law or regulation related to money laundering similar activities, Lender may undertake appropriate actions to ensure compliance with applicable law or regulation, including but not limited to segregation and/or redemption of Lender’s investment in the Parent. Lender further understands that the Parent may release information about Lender and, if applicable, any underlying beneficial owners, to proper authorities if the Parent, in its sole discretion, determines that it is in the best interests of the Parent in light of relevant rules and regulations under the laws set forth in subsection (ii) above.
(i) Limitation on Acquisition of Common Stock. Notwithstanding anything to the contrary contained in this Agreement, any Ancillary Agreement, or any document, instrument or agreement entered into in connection with any other transaction entered into by and between Lender and any Company (and/or Subsidiaries or Affiliates of any Company), Lender shall not acquire stock in the Parent (including, without limitation, pursuant to a contract to purchase, by exercising an option or warrant, by converting any other security or instrument, by acquiring or exercising any other right to acquire, shares of stock or other security convertible into shares of stock in the Parent, or otherwise, and such options, warrants, conversion or other rights shall not be exercisable) to the extent such stock acquisition would cause any interest (including any original issue discount) payable by any Company to Lender not to qualify as portfolio interest (to the extent a portfolio interest exemption is otherwise available to Lender), within the meaning of Section 881(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) by reason of Section 881(c)(3) of the Code, taking into account the constructive ownership rules under Section 871(h)(3)(C) of the Code (the “Stock Acquisition Limitation”). The Stock Acquisition Limitation shall automatically become null and void without any notice to any Company upon the earlier to occur of the existence of an Event of Default at a time when the average closing price of the Common Stock as reported by Bloomberg, L.P. on the Principal Market for the immediately preceding five trading days is greater than or equal to 200% of the Exercise Price (as defined in the Warrants).
16. Power of Attorney. Each Company hereby appoints Lender, or any other Person whom Lender may designate as such Company’s attorney, with power to: (a)(i) execute any security related documentation on such Company’s behalf and to supply any omitted information and correct patent errors in any documents executed by such Company or on such Company’s behalf; (ii) to file financing statements against such Company covering the Collateral (and, in connection with the filing of any such financing statements, describe the Collateral as “all assets and all personal property, whether now owned and/or hereafter acquired” (or any substantially similar variation thereof)); (iii) sign such Company’s name on any invoice or bill of lading relating to any Accounts, drafts against Account Debtors, schedules and assignments of Accounts, notices of assignment, financing statements and other public records, verifications of Account and notices to or from Account Debtors; and (iv) to do all other things Lender deems necessary to carry out the terms of Section 6 of this Security Agreement and (b) upon the occurrence and during the continuance of an Event of Default; (v) endorse such Company’s name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Lender’s possession; (vi) verify the validity, amount or any other matter relating to any Account by mail, telephone, telegraph or otherwise with Account Debtors; (vii) do all other things necessary to carry out this Agreement, any Ancillary Agreement and all related documents; and (viii) notify the post office authorities to change the address for delivery of such Company’s mail to an address designated by Lender, and to receive, open and dispose of all mail addressed to such Company. Each Company hereby ratifies and approves all acts of the attorney. Neither Lender, nor the attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law, except for gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable so long as Lender has a security interest and until the Obligations have been fully satisfied.
17. Term of Agreement. Lender’s agreement to make Loans and extend financial accommodations under and in accordance with the terms of this Agreement or any Ancillary Agreement shall continue in full force and effect until the expiration of the Term. At Lender’s election following the occurrence of an Event of Default, Lender may terminate this Agreement. The termination of the Agreement shall not affect any of Lender’s rights hereunder or any Ancillary Agreement and the provisions hereof and thereof shall continue to be fully operative until all transactions entered into, rights or interests created and the Obligations have been irrevocably disposed of, concluded or liquidated. Notwithstanding the foregoing, Lender shall release its security interests at any time after thirty (30) days notice upon irrevocable payment to it of all Obligations if each Company shall have provided Lender with an executed release of any and all claims which such Company may have or thereafter have under this Agreement and all Ancillary Agreements.

18. Termination of Lien. The Liens and rights granted to Lender hereunder and any Ancillary Agreements and the financing statements filed in connection herewith or therewith shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that any Company’s account may from time to time be temporarily in a zero or credit position, until all of the Obligations under the Note have been indefeasibly paid or performed in full and this Agreement has been terminated in accordance with the terms of this Agreement. Lender shall not be required to send termination statements to any Company, or to file them with any filing office, unless and until this Agreement and the Ancillary Agreements (other than the Warrant or the Registration Rights Agreement) shall have been terminated in accordance with their terms and all Obligations indefeasibly paid in full in immediately available funds.
19. Events of Default. The occurrence of any of the following shall constitute an “Event of Default”:
(a) Failure by any Company to make payment of any of the monetary Obligations when required hereunder, and, in any such case, such failure shall continue for a period of five (5) business days following the date upon which any such payment was due;
(b) failure by any Company or Holdings to pay any material amount of taxes when due unless such taxes are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided on such Company’s and/or such Eligible Subsidiary’s books;
(c) failure by any Company or Holdings to perform under, and/or committing any breach of, in any material respect, this Agreement or any covenant contained herein in any material respect, which failure or breach shall continue without remedy for a period of twenty (20) days after the occurrence thereof;
(d) any representation, warranty or statement made by any Company, Holdings or any of its Eligible Subsidiaries hereunder, in any Ancillary Agreement (other than the Registration Rights Agreement) should prove to be false or misleading in any material respect on the date as of which made or deemed made pursuant to the terms of this Agreement or such Ancillary Agreement;
(e) the occurrence of any material default (or similar term) in the observance or performance of any other agreement or condition relating to any indebtedness or contingent obligation of any Company or Holdings beyond the period of grace (if any), that is not waived by the other party to such agreement or condition, the effect of which default is to cause, or permit the holder or holders of such indebtedness or beneficiary or beneficiaries of such contingent obligation to cause, such indebtedness to become due prior to its stated maturity or such contingent obligation to become payable;
(f) attachments or levies in excess of $500,000 in the aggregate are made upon any Company’s or Holdings’ assets or a judgment is rendered against any of the property of the Company or Holdings involving a liability of more than $500,000 which shall not have been paid, vacated, discharged, stayed or bonded within thirty (30) days from the entry thereof;
(g) any change in any material Company’s or any of its material Eligible Subsidiary’s condition or affairs (financial or otherwise) which in Lender’s reasonable, good faith opinion, could reasonably be expected to have a Material Adverse Effect any Lien created hereunder or under any Ancillary Agreement for any reason ceases to be or is not a valid and perfected Lien and any Lien that had a first priority interest for any reason ceases to have a first priority interest;

(h) any Company or Holdings shall (i) apply for, consent to or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to without challenge within ten (10) days of the filing thereof, or failure to have dismissed within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;
(i) any Company or Holdings shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;
(j) any Company or Holdings directly or indirectly sells, assigns, transfers, conveys, or suffers or permits to occur any sale, assignment, transfer or conveyance of any Collateral of such Company or Holdings or any interest therein, other than assignments, transfers or conveyances of Intellectual Property or interests therein in the ordinary course of business that do not materially impair the security interests granted to the Lender pursuant to the IP Security Agreement, except as permitted herein;
(k) A Change of Control (as defined below) shall occur with respect to any Company, unless Lender shall have expressly consented to such Change of Control in writing. A “Change of Control” shall mean (i) any “Person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act, as in effect on the date hereof), other than the Holder, is or becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% on a fully diluted basis of the then outstanding voting equity interest of the Parent, or (ii) the consolidation, merger or other business combination of such Company with or into any other entity, immediately following which the prior stockholders of the Company fail to own, directly or indirectly, at least fifty-one percent (51%) of the surviving entity; (iii) the Board of Directors of the Parent shall cease to consist of a majority of the Board of Directors of the Parent on the date hereof (or directors appointed by a majority of the board of directors in effect immediately prior to such appointment) or (iv) the Parent or any of its Eligible Subsidiaries merges or consolidates with, or sells all or substantially all of its assets to, any other person or entity. Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred if (X) (i) any Company enters into a consolidation, merger, share exchange or other business combination with an affiliate or subsidiary of the Company reasonably acceptable to Lender; (ii) the surviving entity assumes all of the obligations of such Company under this Security Agreement and the Ancillary Agreements; and (iii) after assuming all of the obligations under the Security Agreement and the Ancillary Agreements, the surviving entity is and would be Solvent until such obligations are paid in full or otherwise discharged or (Y) the Parent consummates the ADSX Merger substantially in accordance with the terms in the ADSX Agreement;

(l) the indictment of any Company or any of its Eligible Subsidiaries or Holdings or any executive officer of any Company or any of its Eligible Subsidiaries or Holdings for a felony under any criminal statute, or commencement of criminal or civil proceeding against any Company or any of its Eligible Subsidiaries or Holdings or any executive officer of any Company or any of its Eligible Subsidiaries or Holdings pursuant to which statute or proceeding penalties or remedies reasonably available include forfeiture of any of a material portion of the property of any Company or any of its Eligible Subsidiaries or Holdings;
(m) an Event of Default shall occur under and as defined in the Note or in any other Ancillary Agreement (other than the Registration Rights Agreement);
(n) any Company or Holdings shall breach any term or provision of any Ancillary Agreement to which it is a party (other than the Registration Rights Agreement), in any material respect which breach, if capable of cure, is not cured within the time frame specified therein, if any, and if not within fifteen (15) days after the occurrence thereof, provided that such 15-day period does not have a material adverse effect on Lender’s rights and remedies hereunder or thereunder.
(o) any proceeding shall be brought by any Company or any of its Eligible Subsidiaries or Holdings attempting to terminate, challenges the validity of, or its liability under this Agreement or any Ancillary Agreement, or any proceeding shall be brought to challenge the validity, binding effect of any Ancillary Agreement or any Ancillary Agreement ceases to be a valid, binding and enforceable obligation of such Company or any of its Eligible Subsidiaries or Holdings (to the extent such Persons are a party thereto);
(p) the occurrence of an Event of Default under and as defined in (1) the Secured Term Note, issued as of the date hereof by Applied Digital Solutions, Inc. (“ADSX”) to the Lender pursuant to the terms of the Securities Purchase Agreement, dated as of the date hereof by and between ADSX and the Lender (as amended, modified and/or supplemented from time to time, the Purchase Agreement) and/or (2) any Related Agreement referred to in the Purchase Agreement (other than the Registration Rights Agreement) and such Event of Default, if capable of cure continues unremedied for a period of five (5) days after the occurrence thereof.
(q) Holdings shall breach any term or provision of the Mortgage in any material respect which breach, if capable of cure, is not cured within the time frame specified therein.
20. Remedies. Following the occurrence of an Event of Default, Lender shall have the right to demand repayment in full of all Obligations, whether or not otherwise due. Until all Obligations have been fully and indefeasibly satisfied, Lender shall retain its Lien in all Collateral. Lender shall have, in addition to all other rights provided herein and in each Ancillary Agreement, the rights and remedies of a secured party under the UCC, and under other applicable law, all other legal and equitable rights to which Lender may be entitled, including the right to take immediate possession of the Collateral, to require each Company to assemble the Collateral, at Companies’ joint and several expense, and to make it available to Lender at a place designated by Lender which is reasonably convenient to both parties and to enter any of the premises of any Company or wherever the Collateral shall be located, with or without force or process of law, and to keep and store the same on said premises until sold (and if said premises be the property of any Company, such Company agrees not to charge Lender for storage thereof), and the right to apply for the appointment of a receiver for such Company’s property. Further, Lender may, at any time or times after the occurrence of an Event of Default, sell and deliver all Collateral held by or for Lender at public or private sale for cash, upon credit or otherwise, at such prices and upon such terms as Lender, in Lender’s sole discretion, deems advisable or Lender may otherwise recover upon the Collateral in any commercially reasonable manner as Lender, in its sole discretion, deems advisable. The requirement of reasonable notice shall be met if such notice is mailed postage prepaid to Company Agent at Company Agent’s address as shown in Lender’s records, at least ten (10) days before the time of the event of which notice is being given. Lender may be the purchaser at any sale, if it is public. In connection with the exercise of the foregoing remedies, Lender is granted permission to use all of each Company’s Intellectual Property. The proceeds of sale shall be applied first to all costs and expenses of sale, including attorneys’ fees, and second to the payment (in whatever order Lender elects) of all Obligations. After the indefeasible payment and satisfaction in full of all of the Obligations, and after the payment by Lender of any other amount required by any provision of law, including Section 9-608(a)(1) of the UCC (but only after Lender has received what Lender considers reasonable proof of a subordinate party’s security interest), the surplus, if any, shall be paid to Company Agent (for the benefit of the applicable Companies) or its representatives or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. The Companies shall remain jointly and severally liable to Lender for any deficiency. Each Company and Lender acknowledge that the actual damages that would be incurred by Lender after the occurrence of an Event of Default would be difficult to quantify and that such Company and Lender have agreed that the fees and obligations set forth in this Section and in this Agreement would constitute fair and appropriate liquidated damages in the event of any such termination. The parties hereto each hereby agree that the exercise by any party hereto of any right granted to it or the exercise by any party hereto of any remedy available to it (including, without limitation, the issuance of a notice of redemption, a borrowing request and/or a notice of default), in each case, hereunder or under any Ancillary Agreement shall not constitute confidential information and no party shall have any duty to the other party to maintain such information as confidential.
21. Waivers. To the full extent permitted by applicable law, each Company hereby waives (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all of this Agreement and the Ancillary Agreements or any other notes, commercial paper, Accounts, contracts, Documents, Instruments, Chattel Paper and guaranties at any time held by Lender on which such Company may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard; (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, any Collateral or any bond or security that might be required by any court prior to allowing Lender to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws. Each Company acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the Ancillary Agreements and the transactions evidenced hereby and thereby.

22. Expenses. The Companies shall jointly and severally pay Lender, less any amounts paid to Lender by Applied Digital, (i) due diligence fees of $20,000 plus any prior approved out-of pocket costs of any reasonably required third-party appraisers or other extraordinary diligence costs associated with the preparation, execution and delivery of this Agreement and the Ancillary Agreements and (ii) structuring fees of $40,000, and shall pay directly to Lender’s outside counsel, if any, all reasonable fees and disbursements of such outside counsel, in connection with the preparation, execution and delivery of this Agreement and the Ancillary Agreements. The Companies shall jointly and severally pay all of Lender’s out-of-pocket costs and expenses, including reasonable fees and disbursements of outside counsel and appraisers, in connection with the prosecution or defense of any action, contest, dispute, suit or proceeding concerning any matter in any way arising out of, related to or connected with this Agreement or any Ancillary Agreement. The Companies shall also jointly and severally pay all of Lender’s reasonable fees, charges, out-of-pocket costs and expenses, including fees and disbursements of counsel and appraisers, in connection with (a) the preparation, execution and delivery of any waiver, any amendment thereto or consent proposed or executed in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, (b) Lender’s obtaining performance of the Obligations under this Agreement and any Ancillary Agreements, including, but not limited to, the enforcement or defense of Lender’s security interests, assignments of rights and Liens hereunder as valid perfected security interests, (c) any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any Collateral, (d) any appraisals or re-appraisals of any property (real or personal) pledged to Lender by any Company or any of its Eligible Subsidiaries as Collateral for, or any other Person as security for, the Obligations hereunder and (e) any consultations in connection with any of the foregoing. The Companies shall also jointly and severally pay Lender’s customary bank charges for all bank services (including wire transfers) performed or caused to be performed by Lender for any Company or any of its Eligible Subsidiaries at any Company’s or such Eligible Subsidiary’s request or in connection with any Company’s loan account with Lender. All such costs and expenses together with all filing, recording and search fees, taxes and interest payable by the Companies to Lender shall be payable on demand and shall be secured by the Collateral. If any tax by any Governmental Authority is or may be imposed on or as a result of any transaction between any Company and/or any Eligible Subsidiary thereof, on the one hand, and Lender on the other hand, which Lender is or may be required to withhold or pay (including, without limitation, as a result of a breach by any Company or any of its Eligible Subsidiaries of Section 13(u) herein), the Companies hereby jointly and severally indemnifies and holds Lender harmless in respect of such taxes, and the Companies will repay to Lender the amount of any such taxes which shall be charged to the Companies’ account; and until the Companies shall furnish Lender with indemnity therefor (or supply Lender with evidence satisfactory to it that due provision for the payment thereof has been made), Lender may hold without interest any balance standing to each Company’s credit and Lender shall retain its Liens in any and all Collateral.

23. Assignment. Upon notice to the Company Agent, Lender may assign any or all of the Obligations together with any or all of the security therefor to any Person and any such assignee shall succeed to all of Lender’s rights with respect thereto; provided that Lender shall not be permitted to effect any such assignment to a competitor of any Company unless an Event of Default has occurred and is continuing. Notwithstanding the foregoing, no notice shall be required to the Parent, the Companies or to Company Agent in the event that such assignment is to a party that is an affiliate, or under common control with, Lender. Upon such assignment, Lender shall be released from all responsibility for the Collateral to the extent same is assigned to any transferee. Lender may from time to time sell or otherwise grant participations in any of the Obligations and the holder of any such participation shall, subject to the terms of any agreement between Lender and such holder, be entitled to the same benefits as Lender with respect to any security for the Obligations in which such holder is a participant. Each Company agrees that each such holder may exercise any and all rights of banker’s lien, set-off and counterclaim with respect to its participation in the Obligations as fully as though such Company were directly indebted to such holder in the amount of such participation. No Company may assign any of its rights or obligations hereunder without the prior written consent of Lender. All of the terms, conditions, promises, covenants, provisions and warranties of this Agreement shall inure to the benefit of each of the undersigned, and shall bind the representatives, successors and permitted assigns of each Company.
24. No Waiver; Cumulative Remedies. Failure by Lender to exercise any right, remedy or option under this Agreement, any Ancillary Agreement or any supplement hereto or thereto or any other agreement between or among any Company and Lender or delay by Lender in exercising the same, will not operate as a waiver; no waiver by Lender will be effective unless it is in writing and then only to the extent specifically stated. Lender’s rights and remedies under this Agreement and the Ancillary Agreements will be cumulative and not exclusive of any other right or remedy which Lender may have.
25. Application of Payments. Each Company irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by Lender from or on such Company’s behalf and each Company hereby irrevocably agrees that Lender shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter against the Obligations hereunder in such manner as Lender may deem advisable notwithstanding any entry by Lender upon any of Lender’s books and records.
26. Indemnity. Each Company hereby jointly and severally indemnifies and holds Lender, and its respective affiliates, employees, attorneys and agents (each, an “Indemnified Person”), harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses of any kind or nature whatsoever (including attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement or any of the Ancillary Agreements or with respect to the execution, delivery, enforcement, performance and administration of, or in any other way arising out of or relating to, this Agreement, the Ancillary Agreements or any other documents or transactions contemplated by or referred to herein or therein and any actions or failures to act with respect to any of the foregoing, except to the extent that any such indemnified liability is finally determined by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY COMPANY OR TO ANY OTHER PARTY OR TO ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

27. Revival. The Companies further agree that to the extent any Company makes a payment or payments to Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.
28. Borrowing Agency Provisions.
(a) Each Company hereby irrevocably designates Company Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Company, and hereby authorizes Lender to pay over or credit all loan proceeds hereunder in accordance with the request of Company Agent.
(b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the Companies and at their request. Lender shall not incur any liability to any Company as a result thereof. To induce Lender to do so and in consideration thereof, each Company hereby indemnifies Lender and holds Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of the Companies as provided herein, reliance by Lender on any request or instruction from Company Agent or any other action taken by Lender with respect to this Paragraph 28.
(c) All Obligations shall be joint and several, and the Companies shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of the Companies shall in no way be affected by any extensions, renewals and forbearance granted by Lender to any Company, failure of Lender to give any Company notice of borrowing or any other notice, any failure of Lender to pursue to preserve its rights against any Company, the release by Lender of any Collateral now or thereafter acquired from any Company, and such agreement by any Company to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Lender to any Company or any Collateral for such Company’s Obligations or the lack thereof.
(d) Each Company expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Company may now or hereafter have against the other or other Person directly or contingently liable for the Obligations, or against or with respect to any other’s property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until all Obligations have been indefeasibly paid in full and this Agreement has been irrevocably terminated.

(e) Each Company represents and warrants to Lender that (i) Companies have one or more common shareholders, directors and officers, (ii) the businesses and corporate activities of Companies are closely related to, and substantially benefit, the business and corporate activities of Companies, (iii) the financial and other operations of Companies are performed on a combined basis as if Companies constituted a consolidated corporate group, (iv) Companies will receive a substantial economic benefit from entering into this Agreement and will receive a substantial economic benefit from the application of each Loan hereunder, in each case, whether or not such amount is used directly by any Company and (v) all requests for Loans hereunder by the Company Agent are for the exclusive and indivisible benefit of the Companies as though, for purposes of this Agreement, the Companies constituted a single entity.
29. Notices. Any notice or request hereunder may be given to any Company, Company Agent or Lender at the respective addresses set forth below or as may hereafter be specified in a notice designated as a change of address under this Section. Any notice or request hereunder shall be given by registered or certified mail, return receipt requested, hand delivery, overnight mail or telecopy (confirmed by mail). Notices and requests shall be, in the case of those by hand delivery, deemed to have been given when delivered to any officer of the party to whom it is addressed, in the case of those by mail or overnight mail, deemed to have been given three (3) Business Days after the date when deposited in the mail or with the overnight mail carrier, and, in the case of a telecopy, when confirmed.
Notices shall be provided as follows:

If to Lender:	Kallina Corporation
874 Walker Road
Suite C
Dover, DE 19904
Facsimile: 914-949-9618

With a copy to:	Laurus Capital Management, LLC
335 Madison Avenue, 10th Fl. New York, New York 10017
Attention: Portfolio Services
Telephone: (212) 541-5800
Telecopier: (212) 581-5037

If to any Company,
or Company Agent:	Digital Angel Corporation
1690 S. Congress Avenue
Suite 201
Delray Beach, FL 33445
Attention: Chief Financial Officer/Patricia Petersen
Facsimile: 561-276-0977

With a copy to:	Holland & Knight LLP
701 Brickell Avenue, Suite 3000
Miami, Florida 33131
Attention: Kara L. MacCullough
Facsimile: 305-789-7789
or such other address as may be designated in writing hereafter in accordance with this Section 29 by such Person.
30. Governing Law, Jurisdiction and Waiver of Jury Trial.
(a) THIS AGREEMENT AND THE ANCILLARY AGREEMENTS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
(b) EACH COMPANY AND HOLDINGS HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN ANY COMPANY, ON THE ONE HAND, AND LENDER, ON THE OTHER HAND, PERTAINING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS; PROVIDED, THAT LENDER AND EACH COMPANY AND HOLDINGS ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER. EACH COMPANY AND HOLDINGS EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH COMPANY AND HOLDINGS HEREBY WAIVES ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. EACH COMPANY AND HOLDINGS HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO COMPANY AGENT AT THE ADDRESS SET FORTH IN SECTION 29 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF COMPANY AGENT’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

(c) THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN LENDER, AND/OR ANY COMPANY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.
31. Limitation of Liability. Each Company acknowledges and understands that in order to assure repayment of the Obligations hereunder Lender may be required to exercise any and all of Lender’s rights and remedies hereunder and agrees that, except as limited by applicable law, neither Lender nor any of Lender’s agents shall be liable for acts taken or omissions made in connection herewith or therewith except for actual bad faith.
32. Entire Understanding; Maximum Interest. This Agreement and the Ancillary Agreements contain the entire understanding among each Company, Holdings and Lender as to the subject matter hereof and thereof and any promises, representations, warranties or guarantees not herein contained shall have no force and effect unless in writing, signed by each Company’s and Lender’s respective officers. Neither this Agreement, the Ancillary Agreements, nor any portion or provisions thereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Nothing contained in this Agreement, any Ancillary Agreement or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum rate permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Companies to Lender and thus refunded to the Companies.
33. Severability. Wherever possible each provision of this Agreement or the Ancillary Agreements shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the Ancillary Agreements shall be prohibited by or invalid under applicable law such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions thereof.

34. Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by Lender and the closing of the transactions contemplated hereby to the extent provided therein. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Companies pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Companies hereunder solely as of the date of such certificate or instrument. All indemnities set forth herein shall survive the execution, delivery and termination of this Agreement and the Ancillary Agreements and the making and repaying of the Obligations.
35. Captions. All captions are and shall be without substantive meaning or content of any kind whatsoever.
36. Counterparts; Telecopier Signatures. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same agreement. Any signature delivered by a party via telecopier transmission shall be deemed to be any original signature hereto.
37. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.
38. Publicity. Each Company hereby authorizes Lender to make appropriate announcements of the financial arrangement entered into by and among each Company and Lender, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Lender shall in its sole and absolute discretion deem appropriate, or as required by applicable law.
39. Joinder. It is understood and agreed that any Person that desires to become a Company hereunder, or is required to execute a counterpart of this Agreement after the date hereof pursuant to the requirements of this Agreement or any Ancillary Agreement, shall become a Company hereunder by (a) executing a Joinder Agreement in form and substance satisfactory to Lender, (b) delivering supplements to such exhibits and annexes to this Agreement and the Ancillary Agreements as Lender shall reasonably request and (c) taking all actions as specified in this Agreement as would have been taken by such Company had it been an original party to this Agreement, in each case with all documents required above to be delivered to Lender and with all documents and actions required above to be taken to the reasonable satisfaction of Lender.
40. Legends. The Securities shall bear legends as follows;
(a) Any shares of Common Stock issued pursuant to exercise of the Warrants, shall bear a legend which shall be in substantially the following form until such shares are covered by an effective registration statement filed with the SEC:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE, STATE SECURITIES LAWS. THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO DIGITAL ANGEL CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b) The Warrants shall bear substantially the following legend:
“THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT OR THE UNDERLYING SHARES OF COMMON STOCK UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO DIGITAL ANGEL CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”
[Balance of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Security Agreement as of the date first written above.

DIGITAL ANGEL CORPORATION
By:	/s/ Lorraine M. Breece
	Name:	Lorraine M. Breece
	Title:	Vice President and Acting Chief Financial Officer

DIGITAL ANGEL TECHNOLOGY CORPORATION
By:	/s/ Lorraine M. Breece
	Name:	Lorraine M. Breece
	Title:	Vice President and Acting Chief Financial Officer

FEARING MANUFACTURING CO., INC.
By:	/s/ Lorraine M. Breece
	Name:	Lorraine M. Breece
	Title:	Vice President and Acting Chief Financial Officer

DIGITAL ANGEL INTERNATIONAL
By:	/s/ Lorraine M. Breece
	Name:	Lorraine M. Breece
	Title:	Vice President and Acting Chief Financial Officer

KALLINA CORPORATION
By: Laurus Capital Management LLC, as investment manager

By:	/s/ David Grin

	Name:	David Grin
	Title:	Principal

Annex A — Definitions
“Account Debtor” means any Person who is or may be obligated with respect to, or on account of, an Account.
“Accountants” has the meaning given to such term in Section 11(a).
“Accounts” means all “accounts”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, including: (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments) (including any such obligations that may be characterized as an account or contract right under the UCC); (b) all of such Person’s rights in, to and under all purchase orders or receipts for goods or services; (c) all of such Person’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods); (d) all rights to payment due to such Person for Goods or other property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Person or in connection with any other transaction (whether or not yet earned by performance on the part of such Person); and (e) all collateral security of any kind given by any Account Debtor or any other Person with respect to any of the foregoing.
“Accounts Availability” means ninety percent (90%) of the net face amount of Eligible Accounts.
“ADSX Agreement” means that certain Agreement and Plan of Reorganization Dated August 8, 2007, between ADSX, Digital Angel Corporation, and Digital Angel Acquisition Corp.
“ADSX Merger” means the transactions contemplated by the ADSX Agreement.
“Affiliate” means, with respect to any Person, (a) any other Person (other than an Eligible Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, (b) any other Person that, directly or indirectly, owns or controls, whether beneficially, or as trustee, guardian or other fiduciary, 25% or more of the Stock having ordinary voting power in the election of directors of such Person, (c) any other Person who is a director, officer, joint venturer or partner (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above or (d) in the case of the Companies, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of such Companies. For the purposes of this definition, control of a Person shall mean the power (direct or indirect) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; provided however, that the term “Affiliate” shall specifically exclude Lender.

“Ancillary Agreements” means the Note, the Warrants, the Registration Rights Agreements, the Subsidiary Guaranty, the Parent Guaranty, each Security Document and all other agreements, instruments, documents, mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, trust agreements and guarantees whether heretofore, concurrently, or hereafter executed by or on behalf of any Company, any of its Eligible Subsidiaries or any other Person or delivered to Lender, relating to this Agreement or to the transactions contemplated by this Agreement or otherwise relating to the relationship between or among any Company and Lender, as each of the same may be amended, supplemented, restated or otherwise modified from time to time.
“Balance Sheet Date” has the meaning given such term in Section 12(f)(ii).
“Books and Records” means all books, records, board minutes, contracts, licenses, insurance policies, environmental audits, business plans, files, computer files, computer discs and other data and software storage and media devices, accounting books and records, financial statements (actual and pro forma), filings with Governmental Authorities and any and all records and instruments relating to the Collateral or otherwise necessary or helpful in the collection thereof or the realization thereupon.
“Business Day” means a day on which Lender is open for business and that is not a Saturday, a Sunday or other day on which banks are required or permitted to be closed in the State of New York.
“Capital Availability Amount” means $6,000,000.
“Charter” has the meaning given such term in Section 12(c)(iv).
“Chattel Paper” means all “chattel paper,” as such term is defined in the UCC, including electronic chattel paper, now owned or hereafter acquired by any Person.
“Closing Date” means the date on which any Company shall first receive proceeds of the initial Loans or the date hereof, if no Loan is made under the facility on the date hereof.
“Code” has the meaning given such term in Section 15(i).
“Collateral” means all of each Company’s property and assets, whether real or personal, tangible or intangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title or interests including all of the following property in which it now has or at any time in the future may acquire any right, title or interest:
(a) all Inventory;
(b) all Equipment;
(c) all Fixtures;

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(d) all Goods;
(e) all General Intangibles;
(f) all Accounts;
(g) all Deposit Accounts, other bank accounts and all funds on deposit therein;
(h) all Investment Property;
(i) all Stock (including the stock of Signature Industries Limited, but excluding the stock of all other Subsidiaries that are not Eligible Subsidiaries hereunder);
(j) all Chattel Paper;
(k) all Letter-of-Credit Rights;
(l) all Instruments;
(m) all commercial tort claims set forth on Schedule 1(A);
(n) all Books and Records;
(o) all Intellectual Property;
(p) all Supporting Obligations including letters of credit and guarantees issued in support of Accounts, Chattel Paper, General Intangibles and Investment Property;
(q) (i) all money, cash and cash equivalents and (ii) all cash held as cash collateral to the extent not otherwise constituting Collateral, all other cash or property at any time on deposit with or held by Lender for the account of any Company (whether for safekeeping, custody, pledge, transmission or otherwise); and
(r) all products and Proceeds of all or any of the foregoing, tort claims and all claims and other rights to payment including (i) insurance claims against third parties for loss of, damage to, or destruction of, the foregoing Collateral and (ii) payments due or to become due under leases, rentals and hires of any or all of the foregoing and Proceeds payable under, or unearned premiums with respect to policies of insurance in whatever form.
“Common Stock” means the shares of stock representing the Parent’s common equity interests.
“Company Agent” means Digital Angel Corporation, a Delaware corporation.
“Companies Disclosure Schedules” means the schedules delivered by the Companies pursuant to this Agreement on the date hereof, as may be updated from time to time by the Companies.
“Contract Rate” has the meaning given such term in the Note.

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“Default” means any act or event which, with the giving of notice or passage of time or both, would constitute an Event of Default.
“Deposit Accounts” means all “deposit accounts” as such term is defined in the UCC, now or hereafter held in the name of any Person, including, without limitation, the Lockboxes.
“Disclosure Controls” has the meaning given such term in Section 12(f)(iv).
“Documents” means all “documents”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including all bills of lading, dock warrants, dock receipts, warehouse receipts, and other documents of title, whether negotiable or non-negotiable.
“Eligible Accounts” means each Account of each Company which conforms to the following criteria: (a) shipment of the merchandise or the rendition of services has been completed; (b) no return, rejection or repossession of the merchandise has occurred; (c) merchandise or services shall not have been rejected or disputed by the Account Debtor and there shall not have been asserted any offset, defense or counterclaim; (d) continues to be in full conformity with the representations and warranties made by such Company to Lender with respect thereto; (e) Lender is, and continues to be, satisfied with the credit standing of the Account Debtor in relation to the amount of credit extended; (f) there are no facts existing or threatened which are likely to result in any adverse change in an Account Debtor’s financial condition; (g) is documented by an invoice in a form approved by Lender and shall not be unpaid more than ninety (90) days from invoice date or one-hundred eighty (180) days from invoice date if the Account is covered by credit insurance acceptable to Laurus; (h) not more than twenty-five percent (25%) of the unpaid amount of invoices due from such Account Debtor remains unpaid more than (A) ninety (90) days from invoice date or (B) one-hundred eighty (180) days from invoice date if Accounts are covered by credit insurance acceptable to Laurus; (i) is not evidenced by chattel paper or an instrument of any kind with respect to or in payment of the Account unless such instrument is duly endorsed to and in possession of Lender or represents a check in payment of an Account; (j) the Account Debtor is located in the United States or if the Account Debtor is located outside the United States, the are covered by credit insurance acceptable to Laurus; (k) Lender has a first priority perfected Lien in such Account and such Account is not subject to any Lien other than Permitted Liens; (l) does not arise out of transactions with any employee, officer, director, stockholder or Affiliate of any Company; (m) is payable to such Company; (n) does not arise out of a bill and hold sale prior to shipment and does not arise out of a sale to any Person to which such Company is indebted; (o) is net of any returns, discounts, claims, credits and allowances; (p) if the Account arises out of contracts between such Company, on the one hand, and the United States, on the other hand, any state, or any department, agency or instrumentality of any of them, such Company has so notified Lender, in writing, prior to the creation of such Account, and there has been compliance with any governmental notice or approval requirements, including compliance with the Federal Assignment of Claims Act, provided, however that the Company shall have 30 days from the creation of a such a new Account to comply with the Federal Assignment of Claims Act during such grace period the Accounts shall be deemed Eligible Accounts, but such grace period shall only apply to the extent that (i) until 30 days after the date hereof, such Accounts do not exceed

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$350,000 individually or in the aggregate, and (ii) on and after 31 days after the date hereof, such Accounts do not exceed $150,000 individually or in the aggregate; (q) is a good and valid account representing an undisputed bona fide indebtedness incurred by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an unconditional sale and delivery upon the stated terms of goods sold by such Company or work, labor and/or services rendered by such Company; (r) does not arise out of progress billings prior to completion of the order; (s) the total unpaid Accounts from such Account Debtor does not exceed twenty-five percent (25%) of all Eligible Accounts, except that if the Account Debtor is Schering Plough, then the total unpaid Accounts from Schering Plough does not exceed 40% of all Eligible Accounts; (t) such Company’s right to payment is absolute and not contingent upon the fulfillment of any condition whatsoever; (u) such Company is able to bring suit and enforce its remedies against the Account Debtor through judicial process; (v) does not represent interest payments, late or finance charges owing to such Company, and (w) is otherwise satisfactory to Lender as determined by Lender in the exercise of its reasonable commercial discretion. In the event any Company requests that Lender include within Eligible Accounts certain Accounts of one or more of such Company’s acquisition targets, Lender shall at the time of such request consider such inclusion, but any such inclusion shall be at the sole option of Lender and shall at all times be subject to the execution and delivery to Lender of all such documentation (including, without limitation, guaranty and security documentation) as Lender may require in its sole discretion.
“Eligible Inventory” means Inventory owned by a Company which Lender, in its sole and absolute discretion, determines: (a) is subject to a first priority perfected Lien in favor of Lender and is subject to no other Liens whatsoever (other than Permitted Liens); (b) is located on premises with respect to which Lender has received a landlord or mortgagee waiver acceptable in form and substance to Lender; (c) is not in transit; (d) is in good condition and meets all standards imposed by any governmental agency, or department or division thereof having regulatory Governmental Authority over such Inventory, its use or sale including the Federal Fair Labor Standards Act of 1938 as amended, and all rules, regulations and orders thereunder; (e) is currently either usable or salable in the normal course of such Company’s business; (f) is not placed by such Company on consignment or held by such Company on consignment from another Person; (g) is in conformity with the representations and warranties made by such Company to Lender with respect thereto; (h) is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third parties; (i) does not require the consent of any Person for the completion of manufacture, sale or other disposition of such Inventory and such completion, manufacture or sale does not constitute a breach or default under any contract or agreement to which such Company is a party or to which such Inventory is or may be subject; (j) is not work-in-process; (k) is covered by casualty insurance acceptable to Lender and under which Lender has been named as a lender’s loss payee and additional insured; and (l) not to be ineligible for any other reason.
“Eligible Subsidiary” means each Subsidiary of the Parent set forth on Exhibit A hereto, as the same may be updated from time to time with Lender’s written consent.
“Equipment” means all “equipment” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including any and all machinery, apparatus, equipment, fittings, furniture, Fixtures, motor vehicles and other tangible personal property (other than Inventory) of every kind and description that may be now or hereafter used in such Person’s operations or that are owned by such Person or in which such Person may have an interest, and all parts, accessories and accessions thereto and substitutions and replacements therefor.

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“ERISA” has the meaning given such term in Section 12(bb).
“Event of Default” means the occurrence of any of the events set forth in Section 19.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Act Filings” means the Parent’s filings under the Exchange Act made prior to the date of this Agreement.
“Financial Reporting Controls” has the meaning given such term in Section 12(f)(v).
“Fixtures” means all “fixtures” as such term is defined in the UCC, now owned or hereafter acquired by any Person.
“Foreign Subsidiary” mean each Subsidiary of the Parent that is incorporated or organized under the laws of any jurisdiction other than the United States of America or any State thereof.
“Formula Amount” has the meaning given such term in Section 2(a)(i).
“GAAP” means generally accepted accounting principles, practices and procedures in effect from time to time in the United States of America.
“General Intangibles” means all “general intangibles” as such term is defined in the UCC, now owned or hereafter acquired by any Person including all right, title and interest that such Person may now or hereafter have in or under any contract, all Payment Intangibles, customer lists, Licenses, Intellectual Property, interests in partnerships, joint ventures and other business associations, permits, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, Software, data bases, data, skill, expertise, experience, processes, models, drawings, materials, Books and Records, Goodwill (including the Goodwill associated with any Intellectual Property), all rights and claims in or under insurance policies (including insurance for fire, damage, loss, and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key-person, and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit accounts, rights to receive tax refunds and other payments, rights to received dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, and rights of indemnification.
“Goods” means all “goods”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including embedded software to the extent included in “goods” as defined in the UCC, manufactured homes, fixtures, standing timber that is cut and removed for sale and unborn young of animals.

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“Goodwill” means all goodwill, trade secrets, proprietary or confidential information, technical information, procedures, formulae, quality control standards, designs, operating and training manuals, customer lists, and distribution agreements now owned or hereafter acquired by any Person.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Holdings” means Digital Angel Holdings, LLC, a Minnesota corporation and a wholly-owned subsidiary of Parent.
“Inactive Subsidiaries” means each of Timely Technology Corporation, a California corporation, and each other Subsidiary of any Company that does not own any assets (other than immaterial assets) or have any significant operations.
“Instruments” means all “instruments”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including all certificated securities and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.
“Intellectual Property” means any and all patents, trademarks, service marks, trade names, copyrights, trade secrets, Licenses, information and other proprietary rights and processes.
“Inventory” means all “inventory”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including all inventory, merchandise, goods and other personal property that are held by or on behalf of such Person for sale or lease or are furnished or are to be furnished under a contract of service or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Person’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.
“Inventory Availability” means the lesser of (a) forty percent (40%) of the value of Companies’ Eligible Inventory (calculated on the basis of the lower of cost or market, on a first-in first-out basis) and (b) $2,000,000.
“Investment Property” means all “investment property”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located.
“Letter-of-Credit Rights” means “letter-of-credit rights” as such term is defined in the UCC, now owned or hereafter acquired by any Person, including rights to payment or performance under a letter of credit, whether or not such Person, as beneficiary, has demanded or is entitled to demand payment or performance.

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“License” means any rights under any written agreement now or hereafter acquired by any Person to use any trademark, trademark registration, copyright, copyright registration or invention for which a patent is in existence or other license of rights or interests now held or hereafter acquired by any Person.
“Lien” means any mortgage, security deed, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction.
“Loans” has the meaning given such term in Section 2(a)(i) and shall include all other extensions of credit hereunder and under any Ancillary Agreement.
“Lockboxes” has the meaning given such term in Section 8(a).
“Material Adverse Effect” means any change, effect, event or occurrence that has a material adverse effect on the assets, business, financial condition, or results of operations of the Parent and its Eligible Subsidiaries taken individually and as a whole; provided, however, that no change, effect, event or occurrence to the extent arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) general business or economic conditions not specific or peculiar to the Parent or the Eligible Subsidiaries, (ii) acts of war or terrorism or natural disasters, (iii) catastrophic economic or significant regulatory or political conditions or changes, (iv) the announcement or performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (v) changes in any applicable accounting regulations or principles or the interpretations thereof, (vi) changes in laws, or (vii) changes in the price or trading volume of the Company’s stock. “NASD” has the meaning given such term in Section 13(b).
“Mortgage” means the Mortgage and Security Agreement (752755), dated October 30, 2000, by and between Holdings and Principal Life Insurance Company, assigned by Principal Life Insurance Company in favor of LaSalle Bank National Association as Trustee for Morgan Stanley Dean Witter Capital I Commercial Mortgage Pass-Through Certificates, Series 2001-TOPI pursuant to an Assignment of Mortgage and Security Agreement.
“Note” means the Secured Revolving Note.
“Obligations” means all Loans, all advances, debts, liabilities, obligations, covenants and duties owing by each Company and each of its Eligible Subsidiaries to Lender (or any corporation that directly or indirectly controls or is controlled by or is under common control with Lender) of every kind and description (whether or not evidenced by any note or other instrument and whether or not for the payment of money or the performance or non-performance of any act), direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, whether existing by operation of law or otherwise now existing or hereafter arising including any debt, liability or obligation owing from any Company and/or each of its Eligible Subsidiaries to others which Lender may have obtained by assignment or otherwise and further including all interest (including interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and interest accruing at the then

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applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding), charges or any other payments each Company and each of its Eligible Subsidiaries is required to make by law or otherwise arising under or as a result of this Agreement, the Ancillary Agreements or otherwise, together with all reasonable expenses and reasonable attorneys’ fees chargeable to the Companies’ or any of their Eligible Subsidiaries’ accounts or incurred by Lender in connection therewith.
“Parent Guaranty” means that certain Guaranty dated as of the date hereby by Applied Digital Solutions, Inc. for the benefit of the Lender, as amended, modified or supplemented from time to time.
“Payment Intangibles” means all “payment intangibles” as such term is defined in the UCC, now owned or hereafter acquired by any Person, including, a General Intangible under which the Account Debtor’s principal obligation is a monetary obligation.
“Permitted Liens” means (a) Liens of carriers, warehousemen, artisans, bailees, mechanics and materialmen incurred in the ordinary course of business securing sums not overdue; (b) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, relating to employees, securing sums (i) not overdue or (ii) being diligently contested in good faith provided that adequate reserves with respect thereto are maintained on the books of the Companies and their Eligible Subsidiaries, as applicable, in conformity with GAAP; (c) Liens in favor of Lender; (d) Liens for taxes (i) not yet due or (ii) being diligently contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Companies and their Eligible Subsidiaries, as applicable, in conformity with GAAP; and which have no effect on the priority of Liens in favor of Lender or the value of the assets in which Lender has a Lien; (e) Purchase Money Liens securing Purchase Money Indebtedness to the extent permitted in this Agreement and (f) Liens specified on Schedule 2 hereto or any replacement of such Lien associated with any refinancing.
“Person” means any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.
“Principal Market” means the NASD Over The Counter Bulletin Board, NASDAQ Capital Market, NASDAQ National Market System, American Stock Exchange or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock).
“Premises” shall have the meaning set forth in Exhibit C.
“Proceeds” means “proceeds”, as such term is defined in the UCC and, in any event, shall include: (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Company or any other Person from time to time with respect to any Collateral; (b) any and all payments (in any form whatsoever) made or due and payable to any Company

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from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of any Collateral by any governmental body, governmental authority, bureau or agency (or any person acting under color of governmental authority); (c) any claim of any Company against third parties (i) for past, present or future infringement of any Intellectual Property or (ii) for past, present or future infringement or dilution of any trademark or trademark license or for injury to the goodwill associated with any trademark, trademark registration or trademark licensed under any trademark License; (d) any recoveries by any Company against third parties with respect to any litigation or dispute concerning any Collateral, including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral; (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock; and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.
“Purchase Money Indebtedness” means (a) any indebtedness incurred for the payment of all or any part of the purchase price of any fixed asset, including indebtedness under capitalized leases, (b) any indebtedness incurred for the sole purpose of financing or refinancing all or any part of the purchase price of any fixed asset, and (c) any renewals, extensions or refinancings thereof (but not any increases in the principal amounts thereof outstanding at that time).
“Purchase Money Lien” means any Lien upon any fixed assets that secures the Purchase Money Indebtedness related thereto but only if such Lien shall at all times be confined solely to the asset the purchase price of which was financed or refinanced through the incurrence of the Purchase Money Indebtedness secured by such Lien and only if such Lien secures only such Purchase Money Indebtedness.
“Registration Rights Agreements” means that certain Registration Rights Agreement dated as of the Closing Date by and between the Parent and Lender and each other registration rights agreement by and between the Parent and Lender, as each of the same may be amended, modified and supplemented from time to time.
“SEC” means the Securities and Exchange Commission.
“SEC Reports” has the meaning given such term in Section 12(u).
“Secured Revolving Note” means that certain Secured Revolving Note dated as of the Closing Date made by the Companies in favor of Lender in the original face amount of $6,000,000, as the same may be amended, supplemented, restated and/or otherwise modified from time to time.
“Securities” means the Note and the Warrants and the shares of Common Stock which may be issued pursuant to exercise of such Warrants.
“Securities Act” has the meaning given such term in Section 12(r).

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“Security Documents” means all security agreements, mortgages, cash collateral deposit letters, pledges and other agreements which are executed by any Company or any of its Eligible Subsidiaries in favor of Lender.
“Software” means all “software” as such term is defined in the UCC, now owned or hereafter acquired by any Person, including all computer programs and all supporting information provided in connection with a transaction related to any program.
“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute and unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Stock” means all certificated and uncertificated shares, options, warrants, membership interests, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934).
“Subsidiary” means, with respect to any Person, (i) any other Person whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors or other governing body of such other Person, are owned, directly or indirectly, by such Person or (ii) any other Person in which such Person owns, directly or indirectly, more than 50% of the equity interests at such time.
“Subsidiary Guaranty” means that certain Subsidiary Guaranty, dated as of the date hereof by and among the Companies for the benefit of the Lender, as amended, modified or supplemented from time to time.
“Supporting Obligations” means all “supporting obligations” as such term is defined in the UCC.
“Term” means the Closing Date through the close of business on the day immediately preceding the third anniversary of the Closing Date, subject to acceleration at the option of Lender upon the occurrence of an Event of Default hereunder or other termination hereunder.

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“UCC” means the Uniform Commercial Code as the same may, from time to time be in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further, that to the extent that UCC is used to define any term herein or in any Ancillary Agreement and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.
“Warrant Shares” has the meaning given such term in Section 12(a).
“Warrants” means that certain Common Stock Purchase Warrant dated as of the Closing Date made by the Parent in favor of Lender and each other warrant made by the Parent in favor Lender, as each of the same may be amended, restated, modified and/or supplemented from time to time.

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Exhibit A
Eligible Subsidiaries
Digital Angel Technology Corporation, a Minnesota corporation
Fearing Manufacturing Co., Inc., a Minnesota corporation
Digital Angel International, a Minnesota corporation

Exhibit C

“Premises” means that certain real estate and all of Holdings’ estate, right, title and interest therein, located in the county of Dakota, state of Minnesota more particularly described as:

Parcel 1:

That part of the N 1/2 S 1/2 SE 1/4 of Section 27, Township 28, Range 22, described as follows: Beginning at a point on the West line of the East 975.03 feet thereof, which is 60 feet South of the North line of said N 1/2 of S 1/2 of SE 1/4; thence South 89 degrees 31 minutes 50 seconds West (assumed bearing) along a line which is parallel with said North line 215.0 feet; thence on a bearing of South 300 feet; thence South 89 degrees 31 minutes 50 seconds West to the Easterly right-of-way line of the Chicago & Northwestern Railway Company; thence South 19 degrees 41 minutes 10 seconds East along said right-of-way line to a point which is 70 feet North of the South line on said N 1/2 of S 1/2 of SE 1/4; thence North 89 degrees 34 minutes 64 seconds East parallel with said South line to a point which is on the West line of the East 975.03 feet of said N 1/2 of the S 1/2 of the SE 1/4; thence on a bearing of North 529.98 feet to the beginning, subject to an easement to Northern States Power Company over that part of the aforedescribed parcel lying Easterly of the following described line: Commencing at a point on the Easterly right-of-way of the Chicago & Northwestern Railway Company where it intersects the North line of the South 70 feet of the N 1/2 of the SE 1/4 of the SE 1/4 of said Section 27; thence Easterly along said North line 175 feet to the beginning of the line to be described; thence Northeasterly to a point on the North line of said N 1/2 of S 1/2 of SE 1/4 a distance of 525.32 feet Westerly of the Northeast corner thereof:

EXCEPT

That part of the N 1/2 S 1/2 SE 1/4 of Section 27, Township 28, Range 22, Dakota County, Minnesota, described as follows: Commencing at a point on the West line of the East 975.03 feet thereof which is 60 feet South of the North line of said N 1/2 S 1/2 SE 1/4; thence South 89 degrees 31 minutes 50 seconds West (assumed bearing) along a line which is parallel with said North line 215.00 feet; thence on a bearing of South 300 feet to the point of beginning of the parcel to be described; thence South 89 degrees 31 minutes 50 seconds West 76.55 feet more or less to the Easterly right-of-way line of the former Chicago & Northwestern Railway, now abandoned; thence South 19 degrees 41 minutes 10 seconds East along said right-of-way line 243.39 feet more or less to a point which is 70 feet North of the South line of said N 1/2 S 1/2 SE 1/4; thence North 1 degree 21 minutes 25 seconds West 229.86 feet to the point of beginning and there terminating, according to the United States Government Survey thereof and situate in Dakota County, Minnesota.

Abstract Property

1

Parcel 2:

That part of the East 975.03 feet of the North Half of the Southeast Quarter of the Southeast Quarter of Section 27, Township 28, Range 22, Dakota County, Minnesota, lying Southerly of the North 60 feet of said North Half of the Southeast Quarter of the Southeast Quarter, Northerly of the South 70 feet of said North Half of the Southeast Quarter of the Southeast Quarter, Westerly of the following described line:

Commencing at the Northeast corner of said North Half of the Southeast Quarter of the Southeast Quarter; thence Westerly along the North line of said North Half of the Southeast Quarter of the Southeast Quarter 515.32 feet; thence deflect 85 degrees 35 minutes 04 seconds left 60.18 feet to the beginning of the line to be described; thence continue on the last described line 30.535 feet; thence deflect 21 degrees 26 minutes 56 seconds right 269.90 feet; thence deflect 21 degrees 30 minutes 06 seconds right 378.96 feet to the North line of the South 70 feet of said North Half of the Southeast Quarter of the Southeast Quarter and there terminating, except that part thereof and Easterly of the following described line:

Commencing at the Northeast corner of said North Half of the Southeast Quarter of the Southeast Quarter; thence Westerly, along the North line of said North Half, a distance of 696.31 feet to the point of beginning of the line to be described; thence deflect to the left 90 degrees 31 minutes 04 seconds a distance of 600 feet and there terminating, according to the United States Government Survey thereof and situate in Dakota County, Minnesota.

Abstract Property

2

SECURITY AGREEMENT
KALLINA CORPORATION
(Lender)
DIGITAL ANGEL CORPORATION
(Parent)
and
EACH ELIGIBLE SUBSIDIARY DESCRIBED HEREIN
AND FROM TIME TO TIME MADE PARTY HERETO
Dated: August 31, 2007

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Page(s)
24. No Waiver; Cumulative Remedies.	39

25. Application of Payments.	39

26. Indemnity.	39

27. Revival.	40

28. Borrowing Agency Provisions.	40

29. Notices.	41

30. Governing Law, Jurisdiction and Waiver of Jury Trial.	42

31. Limitation of Liability.	43

32. Entire Understanding; Maximum Interest.	43

33. Severability.	43

34. Survival.	44

35. Captions.	44

36. Counterparts; Telecopier Signatures.	44

37. Construction.	44

38. Publicity.	44

39. Joinder.	44

40. Legends.	44
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